Exhibit 10.4

Execution Version

SENIOR SECURED TERM LOAN AGREEMENT

DATED AS OF MARCH 31, 2016

AMONG

SUNOCO LP,

AS THE BORROWER,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

AS ADMINISTRATIVE AGENT,

AND

THE OTHER LENDERS PARTY HERETO

$2.035 BILLION SENIOR SECURED TERM LOAN FACILITY

CREDIT SUISSE SECURITIES (USA), INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BBVA

MIZUHO BANK, LTD.,

TD SECURITIES (USA) LLC,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

DNB MARKETS INC.,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

GOLDMAN SACHS BANK USA,

J.P. MORGAN SECURITIES LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

NATIXIS, NEW YORK BRANCH,

PNC CAPITAL MARKETS, LLC,

RBC CAPITAL MARKETS, LLC

AND

WELLS FARGO SECURITIES, LLC

AS CO-LEAD ARRANGERS AND JOINT BOOKRUNNERS

5.07	Taxes	60
5.08	Full Disclosure	60
5.09	Litigation	60
5.10	ERISA	60
5.11	Compliance with Laws	60
5.12	Environmental Compliance	61
5.13	Margin Regulations; Investment Company Act	61
5.14	OFAC; Sanctions; Anti-Corruption Laws	61
5.15	Solvency	62
5.16	Collateral Documents	62

Article VI AFFIRMATIVE COVENANTS		62

6.01	Books, Financial Statements and Reports	62
6.02	Other Information and Inspections	65
6.03	Notice of Material Events	65
6.04	Maintenance of Properties	66
6.05	Maintenance of Existence and Qualifications	67
6.06	Payment of Obligations	67
6.07	Insurance	67
6.08	Compliance with Law	67
6.09	Subsidiaries and Unrestricted Subsidiaries	67
6.10	Guaranty and Collateral	69
6.11	Further Assurances	69
6.12	Common Collateral	70

Article VII NEGATIVE COVENANTS		70

7.01	Indebtedness	70
7.02	Limitation on Liens	74
7.03	Fundamental Changes	77
7.04	Distributions	77
7.05	Investments	77
7.06	Change in Nature of Businesses	78
7.07	Transactions with Affiliates	78
7.08	Burdensome Agreements	78
7.09	Hedging Contracts	78
7.10	Limitation on Asset Sales	78
7.11	Limitation on Prepayments of Indebtedness	79
7.12	Leverage Ratio	80
7.13	Sanctions	80
7.14	Anti-Corruption Laws	80

Article VIII EVENTS OF DEFAULT AND REMEDIES		80

8.01	Events of Default	80
8.02	Remedies Upon Event of Default	83
8.03	Application of Funds	83

-ii-

Article IX ADMINISTRATIVE AGENT		84

9.01	Appointment and Authority	84
9.02	Rights as a Lender	84
9.03	Exculpatory Provisions	84
9.04	Reliance by Administrative Agent	85
9.05	Delegation of Duties	86
9.06	Resignation of Administrative Agent	86
9.07	Non-Reliance on Administrative Agent and Other Lenders	86
9.08	No Other Duties, Etc.	87
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	87
9.10	Guaranty and Collateral Matters	88

Article X MISCELLANEOUS		90

10.01	Amendments, Etc.	90
10.02	Notices; Effectiveness; Electronic Communication	91
10.03	No Waiver; Cumulative Remedies	93
10.04	Expenses; Indemnity; Damage Waiver	93
10.05	Payments Set Aside	96
10.06	Successors and Assigns	96
10.07	Treatment of Certain Information; Confidentiality	100
10.08	Right of Setoff	102
10.09	Interest Rate Limitation	102
10.10	Counterparts; Integration; Effectiveness	102
10.11	Survival of Representations and Warranties	102
10.12	Severability	103
10.13	Replacement of Lenders	103
10.14	Governing Law; Jurisdiction; Etc.	104
10.15	Waiver of Jury Trial	105
10.16	No Advisory or Fiduciary Responsibility	106
10.17	USA PATRIOT Act Notice	106
10.18	Time of the Essence	106
10.19	No Recourse	106
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	107

-iii-

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Subsidiary Guaranty
Exhibit D	Form of ETP Retail Holdings Guaranty
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Loan Notice
Exhibit G	Form of Note
Exhibit H	Forms of U.S. Tax Compliance Certificates

SCHEDULES

Schedule 1	Commitments
Schedule 2	Disclosure Schedule
Schedule 3	Notice Information

-iv-

SENIOR SECURED TERM LOAN AGREEMENT

This SENIOR SECURED TERM LOAN AGREEMENT is entered into as of March 31, 2016 among SUNOCO LP, a Delaware limited partnership (the “Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Administrative Agent and each lender from time to time party to this Agreement (collectively, the “Lenders” and individually, a “Lender”).

In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by the Lenders to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to the LIBO Rate for such Eurodollar Loan in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided in no event shall the Adjusted LIBO Rate be less than zero.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 3, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders. As of the Closing Date, the Administrative Agent’s Office is in New York, New York.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders in the aggregate amount of $2,035,000,000.

“Agreement” means this Senior Secured Term Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, an interest rate per annum equal to the greatest of (a) the Prime Rate in effect on that day, (b) the Federal Funds Rate in effect on that day plus  1⁄2 of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on that day (or if that day is not a Business Day, the immediately preceding Business Day) plus 1% per annum; provided that for the avoidance of doubt the Adjusted LIBO Rate for any day shall be based on the rate determined on that day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Association as an authorized vendor for the purpose of displaying such rates) (or by reference to the rate administered by any other Person that takes over the administration of the London interbank offered rate). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate, as the case may be.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Loan Parties or any of their Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Percentage” means with respect to any Lender, (a) prior to the Closing Date, the percentage of the Aggregate Commitments represented by such Lender’s Commitment and (b) thereafter, the percentage of the principal amount of all Loans outstanding at such time represented by such Lender’s Loans.

“Applicable Rate” means,

(a)	with respect to any ABR Loan or Eurodollar Loan, the percent per annum set forth below under the caption “ABR Margin” or “Eurodollar Margin” respectively, (i) from the Closing Date to the first Business Day immediately following the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.01(b), based upon Level 5, and (ii) thereafter until the first achievement by the Borrower of an Investment Grade Rating, based upon the Level corresponding to the Leverage Ratio set forth in the Compliance Certificate most recently received by the Administrative Agent pursuant to Section 6.01(b):

Level	Leverage Ratio	ABR Margin	Eurodollar Margin
1	≤ 3.00 to 1.00	0.500%	1.500%
2	> 3.00 to 1.00 and ≤ 3.50 to 1.00	0.750%	1.750%
3	> 3.50 to 1.00 and ≤ 4.00 to 1.00	1.000%	2.000%
4	> 4.00 to 1.00 and ≤ 4.50 to 1.00	1.250%	2.250%
5	> 4.50 to 1.00	1.500%	2.500%

and

(b)	on any day on or after the first achievement by the Borrower of an Investment Grade Rating, the percent per annum set forth below under the caption “ABR Margin” or “Eurodollar Margin” respectively, based upon the Level corresponding to the Ratings by the Rating Agencies applicable on such date:

Level	Ratings: (Fitch/Moody’s/S&P)	ABR Margin	Eurodollar Margin
1	≥BBB+/Baa1/BBB+	0.125%	1.125%
2	BBB/Baa2/BBB	0.250%	1.250%
3	BBB-/Baa3/BBB-	0.500%	1.500%
4	BB+/Ba1/BB+	0.750%	1.750%
5	<BB+/Ba1/BB+	1.000%	2.000%

For purposes of clause (a) above, any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Rate shall remain at the level determined by the most recently delivered Compliance Certificate and shall continue to apply until the first Business Day immediately following the date on which such Compliance Certificate is delivered, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Leverage Ratio contained in such Compliance Certificate, and if the Applicable Rate would have been set at a higher level during the period of non-delivery of the Compliance Certificate, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, on demand all amounts which would have accrued hereunder had the Compliance Certificate been delivered when due.

For purposes of clause (b) above, (1) if only one Rating is determined, the Level corresponding to that Rating shall apply; (2) if there are only two Ratings, then (A) if there is a one Level difference between the two Ratings, then the Level corresponding to the higher Rating shall be used, and (B) if there is a greater than one Level difference between the Ratings, then the Level that is one Level below the higher Rating will be used; (3) if there are three Ratings, then (A) if all three are at different Levels, the middle Level shall apply and (B) if two Ratings correspond to the same Level and the third is different, the Level corresponding to the two same Levels shall apply; (4) if the Ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency and (5) if no Rating is determined, Level 5 shall apply. Changes in the Applicable Rate will occur automatically without prior notice as changes in the applicable Ratings occur, and each change in the Applicable Rate shall apply from the date such change is publicly announced by the applicable Rating Agency and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Credit Suisse Securities (USA), Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BBVA, Mizuho Bank, Ltd., TD Securities (USA) LLC, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, DNB Markets Inc., Deutsche Bank Trust Company Americas, Goldman Sachs Bank USA, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Natixis, New York Branch, PNC Capital Markets, LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by the definition thereof), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Borrower” has the meaning given to such term in the introductory paragraph hereto.

“Borrower Materials” has the meaning given to such term in Section 6.02.

“Borrowing” means Loans of the same Type, made, Converted or Continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than (i) a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and (ii) if such day relates to any Eurodollar Loan, a day on which banks are not open for dealings in Dollar deposits in the London interbank eurodollar market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date shall not be treated as a Capital Lease solely as a result of the adoption after the Closing Date of changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time).

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Cash” means money, currency or a credit balance in any deposit account.

“Cash Equivalents” means Investments in:

(a)	marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b)	demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein or the District of Columbia, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated BBB+ or Baa1 or better, respectively, by a Rating Agency;

(c)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;

(d)	open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and

(e)	money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty,

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or

(c)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the existence of any of the following:

(a)	the failure of the General Partner to constitute the sole general partner of the Borrower,

(b)	neither Energy Transfer Equity, L.P. nor Energy Transfer Partners, L.P. owns, directly or indirectly, at least 51% of the Equity Interests in the General Partner which are entitled to vote for the board of directors or equivalent governing body of the General Partner or any Person (other than Energy Transfer Equity, L.P. or Energy Transfer Partners, L.P.) shall Control the General Partner or

(c)	a “change of control” or any comparable term under, and as defined in, any indenture, note agreement or other agreement governing any Indebtedness in excess of $200,000,000 that results in an “event of default” under such Indebtedness, such Indebtedness becoming due and payable before its maturity, or such Indebtedness being subject to a repurchase, retirement or redemption right or option (whether or not exercised).

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.01), and on which the Borrowings are made.

“Code” means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated with respect thereto.

“Collateral” means, collectively, all personal property (including Equity Interests but excluding the Excluded Assets) in which Liens are granted or purported to be granted to the Collateral Agent pursuant to the Collateral Documents in order to secure the Obligations.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement dated as of March 31, 2016 among the Collateral Agent, Administrative Agent and the Revolving Administrative Agent, as the same may be amended, modified, restated or replaced from time to time.

“Collateral Agent” means U.S. Bank National Association in its capacity as collateral agent under the Collateral Agency Agreement and each successor collateral agent as may be appointed from time to time pursuant to the Collateral Agency Agreement.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Collateral Agency Agreement and all other instruments, documents and agreements delivered by the Borrower or any Subsidiary Guarantor pursuant to this Agreement or any other Loan Document that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Release Date” has the meaning specified in Section 9.10(b).

“Combined Majority Lenders” means, as of any date of determination, lenders under the Credit Facilities holding in the aggregate more than 50% of the aggregate principal amount of the loans and commitments then outstanding under the Credit Facilities.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means, as to each Lender, its commitment to make Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1 hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Conflicts Committee” shall have the meaning given to that term in the partnership agreement of the Borrower, as the same may be amended from time to time, or any committee comprised solely of directors of the General Partner meeting the independence standards prescribed by the exchange upon which the Borrower’s common units representing limited partner interests in the Borrower are listed for trading.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. refer to the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of such Person and its properly consolidated subsidiaries. Notwithstanding the foregoing, when used in reference to the Borrower and its subsidiaries, “Consolidated” shall exclude the effect on the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of the Borrower and its subsidiaries of all Unrestricted Subsidiaries, determined as if neither the Borrower nor any of its subsidiaries held any Equity Interest in Unrestricted Subsidiaries.

“Consolidated EBITDA” means, for any period (without duplication), Consolidated Net Income for such period, plus

(a)	each of the following to the extent deducted in determining such Consolidated Net Income:

(i)	all Consolidated Interest Expense,

(ii)	all income taxes (including any franchise taxes to the extent based upon net income) of the Borrower and its Subsidiaries for such period,

(iii)	all depreciation and amortization (including amortization of intangible assets) of the Borrower and its Subsidiaries for such period,

(iv)	any other non-cash charges or losses of the Borrower and its Subsidiaries for such period (including any non-cash losses resulting from the impairment of long-lived assets, goodwill or intangible assets) and

(v)	all transaction fees and expenses for acquisitions, investments, dispositions and equity or debt offerings, minus

(b)	each of the following:

(i)	all non-cash items of income or gain of the Borrower and its Subsidiaries which were included in determining such Consolidated Net Income for such period, and

(ii)	any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the Fiscal Quarter in which the relevant non-cash charges or losses were reflected as a charge in determining Consolidated Net Income.

Consolidated EBITDA shall be subject to the adjustments set forth in the following clauses (1) and (2) for all purposes under this Agreement:

(1)	If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated EBITDA is determined, the Borrower or any Subsidiary shall have made any disposition or acquisition of assets, shall have consolidated or merged with or into any Person (other than a Subsidiary), or shall have made any disposition of Equity Interests or an acquisition of Equity Interests, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (A) in good faith by the chief executive officer, chief financial officer, principal accounting officer or treasurer of the Borrower and (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld or delayed.

(2)	Consolidated EBITDA shall be increased by the amount of any applicable Material Project EBITDA Adjustments in respect of any Material Project of the Borrower and its Subsidiaries applicable to such period.

“Consolidated Funded Indebtedness” means as of any date, the sum of the following (without duplication):

(a)	all Indebtedness which is classified as “long-term indebtedness” on a Consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof,

(b)	Indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement,

(c)	Capital Lease Obligations of the Borrower and its Subsidiaries, and

(d)	all Indebtedness in respect of any Guarantee by the Borrower or any of its Subsidiaries of Indebtedness of any Person other than the Borrower or any of its Subsidiaries, but excluding obligations of the Borrower or any Subsidiaries under Hybrid Securities; provided, however, that Consolidated Funded Indebtedness shall include only those liabilities under the Contingent Residual Support Agreements that would be required under the loss contingency recognition principles in FASB ASC 450-20-25 to be reflected on the Consolidated balance sheet of the Borrower on the date of determination.

“Consolidated Interest Expense” means, for any period,

(a)	all interest paid or accrued (that has resulted in a cash payment in the period or will result in a cash payment in future quarter(s)) during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining Consolidated Net Income during such period, after giving effect to all interest rate Hedging Contracts, and

(b)	all realized gains or losses in respect of interest rate Hedging Contracts.

“Consolidated Net Income” means, for any period (without duplication), the Borrower’s and its Subsidiaries’ gross revenues for such period, minus the Borrower’s and its Subsidiaries’ expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis. Consolidated Net Income shall be adjusted to exclude the effect of

(a)	any gain or loss from the sale of assets other than in the ordinary course of business,

(b)	any extraordinary gains or losses,

(c)	any non-cash gains or losses resulting from mark to market activity as a result of FASB ASC 815,

(d)	net income of any Subsidiary to the extent, but only to the extent, that the declaration or payment of cash Distributions by such Subsidiary of such net income is not, as of the date of determination, permitted by the operation of the terms of its charter or any Contractual Obligation, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and

(e)	income or losses attributable to Unrestricted Subsidiaries, unconsolidated joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, provided that Consolidated Net Income shall include any cash Distributions received by the Borrower or its Subsidiaries from Unrestricted Subsidiaries, unconsolidated joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, in each case during such period (adjusted as provided in the following clauses (1) and (2) of this definition). The amount of Consolidated Net Income attributable to cash distributions with respect to any Person referred to in clause (e) (including in respect of any newly-acquired Equity Interests owned by the Borrower or any Subsidiary in respect of any Person that is an Unrestricted Subsidiary, an unconsolidated joint venture, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary) shall be subject to the adjustments set forth in the following clauses (1) and (2) for all purposes under this Agreement:

(1)	If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated Net Income is determined, such Person shall have made any disposition or acquisition of assets, shall have consolidated or merged with or into another Person (other than a Subsidiary), or shall have made any disposition or an acquisition of Equity Interests, Consolidated Net Income shall be calculated giving pro forma effect to the cash distributions that would have been made to the Borrower or its Subsidiaries as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (A) in good faith by the chief executive officer, chief financial officer, principal accounting officer or treasurer of the Borrower and (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld or delayed; and

(2)	Consolidated Net Income shall be increased by the amount of any projected cash distributions from such Person attributable to any applicable Material Project EBITDA Adjustments in respect of any Material Project of such Person applicable to such period.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of Consolidated assets of the Borrower and its Subsidiaries after deducting therefrom:

(a)	all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and

(b)	the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets (other than any amounts attributable to third-party dealer distribution or supply contracts), all as set forth, or on a pro forma basis would be set forth, on the Consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed Fiscal Quarter, prepared in accordance with GAAP.

“Contingent Obligor” has the meaning specified in the definition of “Contingent Residual Support Agreements”.

“Contingent Residual Support Agreement” means any agreement entered into by the Borrower or any of its Subsidiaries (the “Contingent Obligor”), in which the Contingent Obligor agrees to provide contingent residual support with respect to obligations (the “Original Obligation”) of another Person (the “Original Obligor”); provided that, the Contingent Obligor is required to make a payment pursuant to such agreement only to the extent that the obligee on the Original Obligation cannot obtain repayment of the Original Obligation from the Original Obligor after exhausting all other remedies and recourse available to such obligee.

“Continue,” “Continuation,” and “Continued” shall refer to the continuation pursuant to Section 2.03 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound pursuant to which such Person is obligated to perform an agreement or other undertaking.

“Contribution Agreement” means that certain Contribution Agreement dated as of November 15, 2015 among the Borrower, Sunoco GP LLC, Sunoco, LLC, Sunoco, Inc., ETP Retail Holdings, LLC, and Energy Transfer Partners, L.P.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.03 or Article III of one Type of Loan into another Type of Loan.

“Credit Facilities” means, collectively, this Agreement and the Revolving Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, at the time in question,

(a)	for any Eurodollar Loan (up to the end of the applicable Interest Period), 2.00% per annum plus the Applicable Rate for Eurodollar Loans plus the Adjusted LIBO Rate then in effect and

(b)	for each ABR Loan, 2.00% per annum plus the Applicable Rate for ABR Loans plus the Alternate Base Rate; provided, however, the Default Rate shall never exceed the Maximum Rate.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself, or whose government, is the subject of any Sanction.

“Disclosure Schedule” means Schedule 2 hereto.

“Discounted Term Loan Prepayments” has the meaning set forth in Section 2.05(a)(ii).

“Disposition” means the sale, transfer, license, lease or other disposition of any property by any Person. The term “Dispose” shall have a correlative meaning.

“Distribution” means, as to any Person, with respect to any shares of any capital stock, any units, any partnership interests or other equity securities or ownership interests issued by such Person, (a) the retirement, redemption, purchase or other acquisition for value of any such securities, (b) the declaration or payment of any dividend on or with respect to any such securities, and (c) any other payment by such Person with respect to such securities.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary, other than an Unrestricted Subsidiary, that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Drop Down” means the transactions whereby the Borrower will acquire, directly or through one or more of its wholly owned domestic subsidiaries, 100% of the equity interest of Sunoco Retail, LLC, a Pennsylvania limited liability company and 68.42% of the equity interest in Sunoco LLC.

“Dropdown Effective Date” means the “Closing Date”, as such term is defined in the Contribution Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) a Revolving Lender; and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed and any consent of the Borrower being deemed to have been given by the Borrower unless it objects thereto within five Business Days after having received notice thereof); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Laws relating to the environment, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means the Borrower and its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such entity, are treated as a single employer under Section 414 of the Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any of the Borrower or any Subsidiary has a fixed or contingent liability.

“ETP Retail Holdings” means ETP Retail Holdings, LLC.

“ETP Retail Holdings Guaranty” means that certain Guaranty of Collection dated as of the Closing Date between ETP Retail Holdings and the Administrative Agent, substantially in the form of Exhibit D, in an initial aggregate amount not to exceed $2,035,000,000.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan or portion of a Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Event of Default” has the meaning given to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(a)	any real property, whether owned or leased;

(b)	any assets if and to the extent that a security interest (i) (A) is prohibited by or in violation of any Law applicable to the Borrower or any Subsidiary or (B) requires any governmental or third party consent that has not been obtained, (ii) is prohibited by or in violation of a term, provision or condition of any lease, license, franchise, charter, authorization, contract or agreement (in each case of (i) and (ii) above, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (iii) would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower;

(c)	(i) margin stock (within the meaning of Regulation U issued by the FRB), (ii) Joint Venture Interests or Equity Interests in any Subsidiary that is not a Wholly Owned Subsidiary and (iii) Equity Interests in Foreign Subsidiaries that are held by a Foreign Subsidiary;

(d)	motor vehicles, airplanes and any other assets subject to certificates of title;

(e)	letter of credit rights to the extent not perfected by the filing of a UCC financing statement;

(f)	any assets that require action under the Laws of any jurisdiction other than the United States to create or perfect a Lien in such assets; and

(g)	those assets as to which the Collateral Agent and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to Laws in effect on the date on which (i) such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Maturity Date” has the meaning given to such term in Section 2.11(a).

“Extension” has the meaning given to such term in Section 2.11(a).

“Extension Amendment” has the meaning given to such term in Section 2.11(d).

“Extension Loan” means a Loan that is subject to an Extension Amendment.

“Extension Offer” has the meaning given to such term in Section 2.11(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business

Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided further, that if the Federal Funds Rate or such comparable or successor rate is at any time less than zero, the Federal Funds Rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, those certain fee letters and amended and restated fee letters dated December 10, 2015 by and among the Borrower, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Compass Bank, BBVA Securities, Inc., Mizuho Bank, Ltd., TD Securities (USA) LLC, Toronto Dominion (Texas) LLC, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, Deutsche Bank Trust Company Americas, DNB Markets Inc., DNB Capital LLC, Goldman Sachs Bank USA, J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Natixis, New York Branch, PNC Capital Markets, LLC, PNC Bank, National Association, RBC Capital Markets, Royal Bank of Canada, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, as applicable.

“Finance Co” means any direct or indirect wholly-owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower of Indebtedness permitted by Section 7.01(a)(xi) or Section 7.01(b)(xi) of this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 6.09 have been complied with in respect of such Subsidiary, and such Subsidiary is not an Unrestricted Subsidiary and is a Subsidiary Guarantor, (b) such Subsidiary shall be a corporation and (c) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow (including, for the avoidance of doubt, any additional series, tranche or issuance of such type of Indebtedness) and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrow and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Fiscal Quarter” means a fiscal quarter of the Borrower ending on the last day of March, June, September or December.

“Fiscal Year” means a fiscal year of the Borrower ending on December 31.

“Fitch” means Fitch Ratings, Inc. or any successor to the ratings business thereof.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any such accounting principle or practice is required in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Borrower or with respect to the Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the Borrower and Majority Lenders agree to such change insofar as it affects the accounting of the Borrower or of the Borrower and its Consolidated Subsidiaries.

“General Partner” means Sunoco GP LLC, a Delaware limited liability company, or the corporate, partnership or limited liability successor thereto.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person,

(a)	any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,

(i)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation,

(ii)	to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation,

(iii)	to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or

(iv)	entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or

(b)	any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

The term “Guarantee” shall exclude endorsements in the ordinary course of business of negotiable instruments in the course of collection. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or (ii) if not stated or determinable or if such Guarantee by its terms is limited to less than the full amount of such primary obligation, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or the amount to which such Guarantee is limited. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (i) ETP Retail Holdings, (ii) any Subsidiary Guarantor and (iii) any other Person that, at the election of the Borrower, becomes party to a guaranty of collection pursuant to Section 6.10(a).

“Guaranty” means, collectively, the ETP Retail Holdings Guaranty, the Subsidiary Guaranty and any other Guarantee of the Obligations made by the applicable Guarantors in favor of the Administrative Agent and the Lenders.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means

(a)	any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing,

(b)	any option, futures or forward contract traded on an exchange, and

(c)	any other derivative agreement or other similar agreement or arrangement.

“Hybrid Securities” means any hybrid securities consisting of trust preferred securities or deferrable interest subordinated debt securities with maturities of at least 20 years issued either by the Borrower or by wholly owned special purpose entities that are Subsidiaries.

“Impacted Interest Period” has the meaning specified in the definition of LIBO Rate.

“Indebtedness” of any Person at any date means, without duplication,

(a)	all indebtedness of such Person for borrowed money,

(b)	all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business),

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e)	all Capital Lease Obligations of such Person,

(f)	all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements,

(g)	the liquidation value of all mandatorily redeemable preferred Equity Interests of such Person,

(h)	all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above,

(i)	all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and

(j)	for the purposes of Section 8.01(g) only, all obligations of such Person in respect of Hedging Contracts.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning given to such term in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Financial Statements” means those U.S. GAAP audited consolidated balance sheets and related statements of income, partners’ equity and cash flows of the Borrower for the fiscal years ended December 31, 2014 and December 31, 2013; and U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, partners’ equity and cash flows of the Borrower for each subsequent fiscal quarter (other than any fourth fiscal quarter including, for the avoidance of doubt, the fiscal quarter ended December 31, 2015) ended at least 45 days before the Closing Date.

“Interest Payment Date” means

(a)	as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and

(b)	as to any ABR Loan, the last Business Day of each Fiscal Quarter and the Maturity Date applicable to such Loan.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or Converted to or Continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter (or twelve months thereafter, or less than one month, in either case if consented to by all the Lenders), as selected by the Borrower in its Loan Notice, provided that:

(a)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(b)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and

(c)	no Interest Period with respect to a Loan may extend beyond the Maturity Date applicable to such Loan.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:

(a)	the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and

(b)	the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of

(a)	the purchase or other acquisition of capital stock or other securities of another Person,

(b)	a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture Interest in such other Person and any arrangement pursuant to which the investor Guarantees obligations of such other Person, or

(c)	the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

For purposes of determining the outstanding amount of an Investment, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment) reduced by the cash proceeds received upon the sale, liquidation, repayment or disposition of such Investment (less all costs thereof) or other cash Distributions or proceeds received from such Investment, whether as earnings or as a return of capital, in an aggregate amount up to but not in excess of the amount of such Investment.

“Investment Grade Rating” means the senior, unsecured, non-credit enhanced long-term debt of the Borrower is rated at least Baa3 by Moody’s or BBB- by S&P.

“Joint Venture Interest” means an acquisition of or Investment in Equity Interests in any Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state or province thereof or the District of Columbia, held directly or indirectly by the Borrower, that will not be a Subsidiary or Unrestricted Subsidiary after giving effect to such acquisition or Investment.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Issuer” means one or more issuers of Letters of Credit under the Revolving Credit Agreement.

“Lender” has the meaning given to such term in the introductory paragraph hereto.

“Lender Cash Management Obligations” means all obligations arising from time to time under Cash Management Agreements entered into from time to time between the Borrower or any of its Subsidiary Guarantors and a counterparty that is a Revolving Lender or an Affiliate of a Revolving Lender which constitute “Secured Cash Management Agreements” under the Revolving Credit Agreement.

“Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between the Borrower or any of its Subsidiary Guarantors and a counterparty that is a Revolving Lender or an Affiliate of a Revolving Lender which constitute “Secured Hedge Agreements” under the Revolving Credit Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means each letter of credit issued under the Revolving Credit Agreement.

“Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness outstanding on the specified date to (b) Consolidated EBITDA for the specified four Fiscal Quarter period.

“LIBO Rate” means, for any Interest Period for each Eurodollar Loan (or for an ABR Loan, as set forth in the definition of Alternate Base Rate, for a one-month Interest Period), the London interbank offered rate as administered by Intercontinental Exchange Benchmark Administration Ltd. (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and applied in a manner consistent with market practice; in each case the “LIBOR Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the LIBO Rate shall be the Interpolated Rate at such time, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Screen Rate” has the meaning specified in the definition of LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty, each Collateral Document and Fee Letters, and all other agreements, certificates and instruments at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loan Notice” means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other, pursuant to Section 2.03, or (c) a Continuation of Eurodollar Loans, pursuant to Section 2.03, which, if in writing, shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Party” means the Borrower or any Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, as of any date of determination,

(a)	prior to the Closing Date, Lenders having more than 50% of the Aggregate Commitments and

(b)	thereafter, Lenders holding in the aggregate more than 50% of the principal amount of the Loans then outstanding.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on (i) the results of operations, business, financial condition or assets of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Loan Parties (taken as a whole) to perform their obligations under this Agreement, the Notes or any other applicable Loan Document, or (iii) the legality, validity, binding effect or enforceability of this Agreement, the Notes or any other Loan Document.

“Material Project” means, in respect of a Person, the construction or expansion of any capital project of such Person, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds $20,000,000.

“Material Project EBITDA Adjustments” means, with respect to each Material Project of a Person:

(A)

prior to the Commercial Operation Date of a Material Project (and including the Fiscal Quarter in which such Commercial Operation Date occurs) a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the Borrower (and approved by the Administrative Agent) as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period (except an annualized amount for such other period as may be proposed by the Borrower and approved by Majority Lenders shall be used) following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other factors deemed appropriate by the Administrative Agent) which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Fiscal Quarter in which construction or expansion of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B)	beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, may, at the Borrower’s option, be added to actual Consolidated EBITDA for such Fiscal Quarters, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date included in Consolidated EBITDA.

Notwithstanding the foregoing no such additions shall be allowed with respect to any Material Project unless:

(i)	(a) not later than 20 days (or such shorter time period as may be agreed by the Administrative Agent) prior to the delivery of a certificate required by the terms and provisions of Section 6.01(b) if Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.12, the Borrower shall have delivered to the Administrative Agent a proposed determination of Material Project EBITDA Adjustments setting forth (x) the scheduled Commercial Operation Date for such Material Project and (y) projections of Consolidated EBITDA attributable to such Material Project, along with a reasonably detailed explanation of the basis therefor, and (b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and

(ii)	the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Material Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on any date of determination.

“Maturity Date” means (a) October 1, 2019 and (b) if maturity of any Loan is extended pursuant to Section 2.11, such Extended Maturity Date as determined pursuant to such Section (provided that such Extended Maturity Date shall only apply to the Loan so extended); provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning given to such term in Section 10.09.

“Minimum Extension Condition” has the meaning given to such term in Section 2.11.

“MNPI” has the meaning given to such term in Section 2.05(a)(ii).

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Net Cash Proceeds” means, with respect to the incurrence or issuance of any Indebtedness, an amount equal to (a) payments of Cash or Cash Equivalents received by the Borrower or any of its Subsidiaries from such incurrence or issuance minus (b) all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection with such incurrence or issuance.

“Non-Extending Lender” has the meaning given to such term in Section 2.11(a).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit G.

“Obligations” means the Loans and all interest, fees and premium, if any, due under this Agreement and the other Loan Documents and debts, liabilities, obligations, covenants and duties of, the Borrower or any Guarantor arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and premium, if any, that accrue after the commencement by or against the Borrower or any Guarantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Obligation” has the meaning specified in the definition of “Contingent Residual Support Agreements”.

“Original Obligor” has the meaning specified in the definition of “Contingent Residual Support Agreements”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Participant” has the meaning given to such term in Section 10.06(e).

“Participant Register” has the meaning given to such term in Section 10.06(e).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Lien” has the meaning given to such term in Section 7.02.

“Permitted Priority Debt” means (i) Indebtedness of a Subsidiary, whether or not secured, other than Indebtedness permitted under clauses (i) through (x) and (xiii) of Section 7.01(b) and (ii) Indebtedness of the Borrower or any Subsidiary secured by Liens on property of the Borrower or any Subsidiary, other than Liens permitted under subsections (a) through (r) and (t) of Section 7.02, not to exceed at any one time outstanding in the aggregate under clause (i) and (ii), but without duplication, an aggregate principal amount equal to 20% of Consolidated Net Tangible Assets.

“Permitted Refinancing Debt” means any modification, refinancing, refunding, renewal or extension of any Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, breakage and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension (i) has a final maturity date the same as or later than the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (ii) has a weighted average life to maturity the same as or greater than the weighted average life to maturity of the Indebtedness so modified, refinanced, refunded, renewed or extended; (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such modification, refinancing, refunding, renewal or extension is secured by no more collateral than the Indebtedness being modified, refinanced, refunded, renewed or extended and the property constituting such collateral is not changed; provided that this clause (c) shall not apply to any Permitted Refinancing Debt incurred pursuant to Section 7.01(a)(xv) or Section 7.01(b)(xiii) so long as, after giving effect to such incurrence, the Borrower is in compliance with Section 6.12 and (d) the obligors, whether direct or contingent, in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are not changed; provided that this clause (d) shall not apply to any Permitted Refinancing Debt incurred pursuant to Section 7.01(a)(xv) or Section 7.01(b)(xiii) so long as, after giving effect to such incurrence, the Borrower is in compliance with Section 6.12.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIPE Offering” means the issuance by the Borrower prior to the Closing Date of equity securities to a group of private investors and Energy Transfer Equity, L.P. in a private investment in public equity offering.

“Platform” has the meaning given to such term in Section 6.03.

“Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement dated as of the Closing Date among the Borrower, the other grantors party thereto and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Post Dropdown Period” has the meaning assigned to such term in Section 7.12.

“Prime Rate” means the rate of interest per annum established from time to time by Credit Suisse AG, Cayman Islands Branch as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is established as being effective.

“Pro Forma Financial Statements” means a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recent completed four-fiscal quarter period for which financial statements have been delivered pursuant to Section 4.01(a)(xi), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statement), in each case based on internal management information.

“Public Lender” has the meaning given to such term in Section 6.03.

“Quarterly Testing Date” means the last day of each Fiscal Quarter.

“Rating” means, as to each Rating Agency and on any day, the rating maintained by such Rating Agency on such day for senior, unsecured, non-credit enhanced long-term debt of the Borrower.

“Rating Agency” means Fitch, S&P or Moody’s.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning given to such term in Section 10.06(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of any Loan Party or its general partner and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of such Loan Party or its general partner shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such entity. To the extent reasonably requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Revolving Administrative Agent” means the administrative agent under the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Credit Agreement dated as of September 25, 2014, by and among Sunoco LP, as borrower, Bank of America, N.A., as administrative agent and the other agents and the lenders from time to time party thereto, as amended, modified, restated, replaced, refinanced or otherwise supplemented. For the avoidance of doubt, any agreement providing for a revolving credit facility entered into by the Borrower after the termination of the Revolving Credit Agreement shall be considered a replacement of the Revolving Credit Agreement.

“Revolving Lenders” means the lenders party to the Revolving Credit Agreement from time to time, including the Swingline Lender (as defined in the Revolving Credit Agreement).

“Revolving Loan Document” means each Loan Document (as defined in the Revolving Credit Agreement).

“Revolving Loans” means the loans made by the Revolving Lenders to the Borrower pursuant to the Revolving Credit Agreement, including the Revolving Loans and the Swingline Loans (as defined in the Revolving Credit Agreement).

“Revolving Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and the Guarantors arising under any Revolving Loan Document or otherwise with respect to any Revolving Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower and any Guarantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“S&P” means Standard & Poor’s Ratings Services (a division of McGraw Hill, Inc.) or its successor.

“Sanctions” means international economic or financial sanctions imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Revolving Administrative Agent, the Revolving Lenders, the LC Issuer, the holders of the Lender Cash Management Obligations, the holders of the Lender Hedging Obligations and any other party for whose benefit the Collateral Agent is granted a Lien and security interest in Collateral pursuant to the terms of the Collateral Documents.

“Solvency Certificate” means the solvency certificate in substantially the form of Exhibit E.

“Specified Acquisition” means an acquisition of assets, Equity Interests, operating lines or divisions by the Borrower, a Subsidiary, an Unrestricted Subsidiary or a joint venture for a purchase price of not less than $50,000,000.

“Specified Acquisition Period” means a period elected by the Borrower that commences on the date elected by the Borrower, by notice to the Administrative Agent, following the occurrence of a Specified Acquisition and ending on the earliest of (a) the third Quarterly Testing Date occurring after the consummation of such Specified Acquisition, (b) the date designated by the Borrower as the termination date of such Specified Acquisition Period, or (c) the Quarterly Testing Date on which the Borrower is in compliance with Section 7.12 as such compliance is determined as if such period was not a Specified Acquisition Period; provided, in the event the Leverage Ratio exceeds 5.50 to 1.00 as of the end of any Fiscal Quarter in which a Specified Acquisition has occurred, the Borrower shall be deemed to have so elected a Specified Acquisition Period with respect thereto on such last day of such Fiscal Quarter, and provided, further, following the election (or deemed election) of a Specified Acquisition Period, the Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition Period unless, at the time of such subsequent election, the Leverage Ratio does not exceed 5.50 to 1.00; and provided further with respect to a Specified Acquisition by an Unrestricted Subsidiary or a joint venture, a Specified Acquisition Period may be elected by the Borrower (or may be deemed elected by the Borrower) only if the consideration for such Specified Acquisition is raised by the Borrower or a Subsidiary. Only one Specified Acquisition Period may be elected (or deemed elected) with respect to any particular Specified Acquisition.

“Specified Representations” means the representations and warranties set forth in Section 5.02, Section 5.03, Section 5.04 (solely, (i) in the case of Section 5.02, Section 5.03 and Section 5.04, as they related to the entering into and performance of the Loan Documents, (ii) in the case of Section 5.02 only as such section relates to the organization and existence of the Borrower and the Subsidiary Guarantors in each such person’s jurisdiction of organization and (iii), in the case of Section 5.04 only as such section relates to non-contravention with the organizational documents and material Indebtedness of the Borrower and the Subsidiary Guarantors), Section 5.05, Section 5.13, Section 5.14, Section 5.15 and Section 5.16.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Subsidiary Guarantor” means any Material Subsidiary of the Borrower that now or hereafter becomes party to the Subsidiary Guaranty pursuant to Section 6.09(d).

“Subsidiary Guaranty” means that certain Guaranty Agreement dated as of the Closing Date among each Subsidiary Guarantor party thereto and the Administrative Agent, substantially in the form of Exhibit C.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Refinancing Agreements” has the meaning given to such term in the definition of Term Loan Refinancing Indebtedness.

“Term Loan Refinancing Indebtedness” means any refinancings, renewals or extensions of all or any part of any Obligations, including without limitation with one or more new term loan facilities that may be unsecured or that may be secured by the Collateral on a pari passu or junior basis with the Obligations or with one or more series of senior unsecured notes or senior secured notes that may be secured by the Collateral on a pari passu or junior basis with the

Obligations, in each case as determined by the Borrower; provided that (i) the maturity date of any such Term Loan Refinancing Indebtedness is no earlier than the latest Maturity Date then in effect as of the date such Term Loan Refinancing Indebtedness is incurred, (ii) the weighted average life to maturity of each series of Term Loan Refinancing Indebtedness is no shorter than the current weighted average life to maturity of the then outstanding Loans as of the date such Term Loan Refinancing Indebtedness is incurred, (iii) the documents or instruments governing such Term Loan Refinancing Indebtedness (the “Term Loan Refinancing Agreements”) do not contain representations and warranties, covenants or events of default which are materially more onerous to the Borrower and its Subsidiaries than those contained in this Agreement as of the date such Term Loan Refinancing Indebtedness is incurred (it being understood that any new or more onerous financial covenant shall be deemed to be materially more onerous for purposes of this definition), (iv) the principal amount of such Term Loan Refinancing Indebtedness does not exceed the principal amount of the Obligations being refinanced, renewed or extended except by an amount equal to accrued interest, breakage and premium thereon plus other reasonable amounts, including fees and expenses, payable in connection therewith, (v) the obligors, whether direct or contingent, in respect of such Term Loan Refinancing Indebtedness are the same as those guaranteeing the Obligations and any Revolving Obligations outstanding after giving effect to the incurrence of such Term Loan Refinancing Indebtedness and any other transactions consummated contemporaneously therewith, (vi) there is no collateral securing such Term Loan Refinancing Indebtedness that does not secure the Obligations and any Revolving Obligations outstanding after giving effect to the incurrence of such Term Loan Refinancing Indebtedness and any other transactions consummated contemporaneously therewith, (vii) if any Term Loan Refinancing Indebtedness is secured on a pari passu basis with the Obligations, such Term Loan Refinancing Indebtedness shall be subject to the Collateral Agency Agreement and other Collateral Documents or a collateral agency agreement or similar lien sharing agreement reasonably satisfactory to the Administrative Agent and (viii) if any Term Loan Refinancing Indebtedness is secured on a junior basis to the Obligations, such Term Loan Refinancing Indebtedness shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Transaction Costs” means all fees and expenses to be paid in connection with the Transactions.

“Transactions” means, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the borrowings hereunder; (b) the Drop Down; (c) the consummation of the PIPE Offering; and (d) the payment of the Transaction Costs.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“Type” means, with respect to a Loan, its character as an ABR Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiaries” means any subsidiary of the Borrower which is designated as an Unrestricted Subsidiary pursuant to Section 6.09.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (f) of Section 3.01.

“Wholly Owned Subsidiary” means, with respect to a Person, any subsidiary of such Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more subsidiaries) owned by such Person, excluding any general partner interests owned, directly or indirectly, by General Partner in any such subsidiary that is a partnership, in each case which general partner interests do not exceed two percent (2%) of the aggregate ownership interests of any such partnership and directors’ qualifying shares if applicable.

“Withholding Agent” means the Borrower, any Guarantor and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)	The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)	In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a)

Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.

Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)	Changes in GAAP. If at any time any change in GAAP would affect any provision set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such provision shall continue to be interpreted in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a reconciliation between calculations of any applicable ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE LOANS

2.01 Commitment to Lend. Subject to the terms and conditions hereof, each Lender agrees to make a Loan to the Borrower on the Closing Date in a Dollar amount equal to such Lender’s Commitment. The Aggregate Commitments are not revolving and shall terminate as provided in Section 2.10. All amounts borrowed under this Section 2.01 that are repaid or prepaid may not be reborrowed.

2.02 Request for Loans. With respect to any Loan, the Borrower must give to the Administrative Agent a written Loan Notice (or telephonic notice promptly confirmed in writing) which Loan Notice must:

(a)	specify (i) the aggregate amount of any Borrowing of ABR Loans and the date on which such ABR Loans are to be advanced, which shall be the Closing Date or (ii) the aggregate amount of any Borrowing of Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the Closing Date and which shall be the first day of the Interest Period which is to apply thereto) and the length of the applicable Interest Period; and

(b)	be received by the Administrative Agent not later than 12:00 p.m. (i) one Business Day preceding the Closing Date if such Borrowing is to be comprised of ABR Loans, or (ii) on the third Business Day preceding the Closing Date if such Borrowing is to be comprised of Eurodollar Loans.

Upon receipt of the Loan Notice requesting Loans, the Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to the Closing Date have been met, each Lender will by 11:00 a.m. on the Closing Date promptly remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to the Loan have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower.

2.03 Continuations and Conversions of Loans. The Borrower may make the following elections with respect to Loans already outstanding: to Convert, in whole or in part, ABR Loans to Eurodollar Loans; to Convert, in whole or in part, Eurodollar Loans to ABR Loans on the last day of the Interest Period applicable thereto; and to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, the Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that the Borrower may have no more than six (6) Borrowings of Eurodollar Loans outstanding at any time; provided further that any Borrowing shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. To make any such election, the Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice must:

(a)	specify the existing Loans which are to be Continued or Converted;

(b)	specify (i) the aggregate amount of any Borrowing of ABR Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c)	be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice;

(d)	be received by the Administrative Agent not later than 12:00 p.m. (i) on the day on which any such Conversion to ABR Loans is to occur, or (ii) on the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Conversion or Continuation.

Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice, the Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Loan Notice shall be irrevocable and binding on the Borrower. During the continuance of any Event of Default, the Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect without the consent of the Majority Lenders. If (due to the existence of an Event of Default or for any other reason) the Borrower fails to timely and properly give any Loan Notice with respect to a Borrowing of existing Eurodollar Loans at least three Business Days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into ABR Loans at the end of such Interest Period. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. No new funds shall be repaid by the Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this Section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate, Interest Period or Type applicable to already outstanding Loans.

2.04 Use of Proceeds. The Borrower shall use the proceeds of all Loans

(a)	to partially fund the Transactions,

(b)	to pay any upfront fees with respect to the Loans, and

(c)	for the payment of the fees and expenses incurred in connection with the Transactions, this Agreement and other transactions incidental thereto.

2.05 Prepayments and Repayment of Loans.

(a)	Voluntary Prepayments.

(i)	The Borrower may, upon notice to the Administrative Agent at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty (other than as set forth in this Section) if (x) such notice is received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to any date of prepayment; and (y) any partial prepayment is in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice must specify the date and amount of such prepayment. The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Any prepayment of a Loan must be accompanied by (1) all accrued interest thereon, and (2) any amount owing pursuant to Section 3.05. No Lender may reject any voluntary prepayment pursuant to this Section 2.05(a).

(ii)	If no Event of Default has occurred and is continuing, the Borrower may, from time to time, prepay Loans (without premium or penalty, other than pursuant to Section 3.05), in each case, on a non-pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that the Borrower represents and warrants, at the time of any prepayment of Loans pursuant to such Dutch auction, that neither the Borrower nor any of the Subsidiaries shall have any material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or any of the Subsidiaries, any assets of the Borrower or any of the Subsidiaries, any Loan Party’s ability to perform any obligations under this Agreement or any other Loan Document or any other matter that could reasonably be expected to be material to a decision by any Lender to participate in any such prepayment of Loans pursuant to this Section 2.05(a)(ii), in any case, that has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive MNPI) prior to such time. Any prepayments made pursuant to this Section 2.05(a)(ii) are referred to herein as “Discounted Term Loan Prepayments”.

(b)

Mandatory Prepayments. In the event that the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence by any Loan Party or any Subsidiary of a Loan Party of Indebtedness for borrowed money permitted under Section 7.01(a)(xi), Section 7.01(a)(xiv), Section 7.01(b)(xi) or Section 7.01(b)(xii) (other than (i) any intercompany Indebtedness of the Borrower or any of its wholly-owned subsidiaries, (ii) any Indebtedness of the Borrower or any of its subsidiaries incurred in the ordinary course under any Indebtedness existing on the Closing Date (including for the avoidance of doubt, the Revolving Credit Agreement), (iii) any Indebtedness incurred for the buyback of units in the Borrower, (iv) any Indebtedness of any Person acquired in whole or in part by the Borrower (including increases in ownership percentage) after the Closing Date incurred prior to the acquisition thereof by such Person that is not created in connection with such acquisition and (v) any incurrence of Indebtedness in an aggregate principal amount not in excess of $50,000,000), the Borrower shall substantially simultaneously with the receipt of such Net Cash Proceeds (and in any event not later than the third Business Day after receipt thereof) by such Borrower or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans.

The Borrower shall deliver to the Administrative Agent (i) concurrently with any notice of prepayment of the Loans pursuant to this Section 2.05(b), a certificate of a Responsible Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds, and (ii) at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.05(b) shall be subject to Section 3.05, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Responsible Officer demonstrating the derivation of such excess amount.

(c)	Application of Prepayments. Any prepayment of a Loan pursuant to Section 2.05(b) shall be applied pro rata to reduce the principal on the Loans and shall be applied first to ABR Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05. All prepayments made pursuant to Section 2.05(a) shall be applied as directed by the Borrower.

(d)	Repayment of Loans. The outstanding principal amount of the Loans shall be repaid in full on the applicable Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.06 Interest Rates and Fees.

(a)	Interest Rates. Unless the Default Rate shall apply, (i) each ABR Loan shall bear interest on each day outstanding at the Alternate Base Rate plus the Applicable Rate for ABR Loans in effect on such day and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted LIBO Rate plus the Applicable Rate for Eurodollar Loans in effect on such day. Accrued and unpaid interest is due and payable on each Interest Payment Date, upon prepayment or repayment of the principal amount so prepaid or repaid, and, on past due amounts, on demand. The interest rate shall change whenever the applicable Alternate Base Rate or the Adjusted LIBO Rate changes. In no event shall the interest rate on any Loan exceed the Maximum Rate.

(b)	Administrative Agent’s Fees. In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Borrower shall pay fees to the Administrative Agent as agreed in the applicable Fee Letter.

(c)	Calculations and Determinations. All calculations of interest chargeable with respect to Eurodollar Loans and ABR Loans bearing interest pursuant to clause (b) or (c) of the definition of Alternate Base Rate and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last day) and a year of 360 days. All calculations under the Loan Documents of interest chargeable with respect to ABR Loans bearing interest pursuant to clause (a) of the definition of Alternate Base Rate shall be made on the basis of actual days elapsed (including the first day but excluding the last day) and a year of 365 or 366 days, as appropriate.

(d)	Past Due Obligations. The Borrower hereby promises to pay to each Lender interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) that the Borrower has in this Agreement promised to pay to such Lender and that are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

2.07 Evidence of Debt. The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business and by the Register. The Register and the accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender in respect of such matters and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note in the form of Exhibit G, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loan and payments with respect thereto.

2.08 Payments Generally; Administrative Agent’s Clawback.

(a)	General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed. Each such payment shall be made at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. Subject to Section 2.11, the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of each such payment with respect to Loans in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. may, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as applicable.

(b)

Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the

Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)	Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.08(c) shall be conclusive, absent manifest error.

(d)	Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)	Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(f)	Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.09 Sharing of Payments by Lenders. Except in connection with Discounted Term Loan Prepayments and differing payments made to Non-Extending Lenders and those Lenders that have agreed to an Extended Maturity Date, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)	if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)	the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant.

Each of Borrower and its Subsidiaries consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or such Subsidiary rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such Subsidiary in the amount of such participation.

2.10 Termination of Commitments. The Commitments shall automatically terminate upon the making of the Loans on the Closing Date and any unused Commitments shall expire at 5:00 p.m. (New York time) on the Closing Date.

2.11 Extension of Maturity Date.

(a)	The Borrower may from time to time, pursuant to the provisions of this Section 2.11, without the consent of the Administrative Agent, the Majority Lenders or the Combined Majority Lenders, agree with one or more Lenders to extend the Maturity Date for a period of not less than six months then applicable to such Lender’s Loan, and otherwise modify the economic terms of any such Loans or any portion thereof (including, without limitation, by modifying the interest rate or fees payable and/or the amortization schedule in respect of such Loans or any portion thereof (each such modification an “Extension”)) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders whose Loans have the same Maturity Date that is proposed to be extended under this Section 2.11, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each such Lender holding such Loans) and on the same terms to each such Lender, which Extension Offer may be conditioned as determined by the Borrower and set forth in such offer. In connection with each Extension, the Borrower will provide notification to Administrative Agent (for distribution to the applicable Lenders), no later than 30 days (or such shorter period as Administrative Agent may agree) prior to the maturity of the applicable Loans to be extended of the requested new maturity date for the proposed Extension Loans (each an “Extended Maturity Date”) and the due date for Lender responses. The Borrower and the Administrative Agent shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.11. In connection with any Extension, each applicable Lender wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof. Any Lender that does not respond to an Extension Offer (referred to herein as a “Non-Extending Lender”) by the applicable due date shall be deemed to have rejected such Extension.

(b)	Each Extension shall be subject to the following:

(i)	no Event of Default shall have occurred and be continuing at the time of such Extension;

(ii)	except as to interest rates, fees, scheduled amortization, optional prepayment terms, premium, required prepayment dates, final maturity date (which shall, subject to clause (iii) below, be determined by the Borrower and set forth in the relevant Extension Offer) and covenants and other provisions applicable to periods after the Maturity Date of any non-Extension Loans, the Extension Loans of any Lender extended pursuant to any Extension shall have terms that are no more favorable in any material respect, taken as a whole, than the applicable Loans prior to the related Extension Offer;

(iii)	the final maturity date of the Extension Loans shall be later than the final Maturity Date of the Loans that are not being so extended, and the weighted average life to maturity of the Extension Loans shall be no shorter than the weighted average life to maturity of the applicable Loans subject to an Extension Offer that are not so extended;

(iv)	if the aggregate principal amount of Loans in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Loans shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v)	all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable class of Extension Loans in connection therewith shall be in form and substance consistent with the foregoing;

(vi)	any applicable Minimum Extension Condition shall be satisfied;

(vii)	no more than four (4) Maturity Dates may be effectuated hereunder; and

(viii)	no Extension shall become effective unless, on the proposed effective date of such Extension, (1) the representations and warranties contained herein are true and correct in all material respects on and as of the applicable date of such Extension to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and (2) no event shall have occurred and be continuing or would result from the consummation of the applicable Extension that would constitute an Event of Default.

(c)

The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $50,000,000, unless another lesser amount is agreed to by the

Administrative Agent) of Loans be tendered. For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.09 will not apply to Extensions of Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.11, including to any payment of interest or fees in respect of any Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans not extended pursuant to such Extension Offer, in each case as is set forth in the relevant Extension Offer.

(d)	The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new tranches of Loans created pursuant to an Extension (including without limitation amending the definition of “Applicable Percentage” to effectuate the payment of different rates and fees to be made to those Lenders who have agreed to extend the maturity date of their Loans), in each case on terms consistent with this Section 2.11, and any such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. For the avoidance of doubt, no Extension Amendment shall modify in any respect any Loans of a Lender without the written consent of such Lender. All Extension Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a)	Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment to a Recipient by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)	Payment of Other Taxes by the Borrower. The Borrower or applicable Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)	Indemnification by the Borrower. Without duplication of Section 3.01(a), the Borrower shall indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided however, that the Borrower shall not indemnify any Recipient for any penalties, interest and reasonable expenses arising solely from (i) such Recipient’s failure to notify the Borrower of such Indemnified Taxes within 180 days after such Recipient has actual knowledge of such Indemnified Taxes or (ii) such Recipient’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)	Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or any Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)	Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)	Status of Lenders.

(i)	If any Lender or the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Administrative Agent, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Administrative Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing,

(A)	if any Lender or the Administrative Agent is a U.S. Person, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	if any Foreign Lender or an Administrative Agent that is not a U.S. Person is legally entitled to do so, it shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender or Administrative Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv)    to the extent a Foreign Lender or Administrative Agent is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)	any Foreign Lender or Administrative Agent that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)	If the Administrative Agent (including any successor Administrative Agent) is not a U.S. Person, it shall deliver to the Borrower two duly completed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Loan Parties to be treated as a U.S. Person with respect to such payments (and the Loan Parties and the Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments), with the effect that the Loan Parties can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)	Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h)	Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to Convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all Eurodollar Loans of such Lender to ABR Loans (the interest on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted.

3.03 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a Conversion to or Continuation thereof that

(a)	Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan,

(b)	adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed ABR Loan, or

(c)	the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan,

the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted LIBO Rate component of the Base Rate, the utilization of the Adjusted LIBO Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or Continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Loans.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)	subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, or other liabilities or capital attributable thereto; or

(iii)	impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, Continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)	Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company, if any, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, if any, with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, if any, for any such reduction suffered.

(c)	Certificates for Reimbursement. Any Lender that makes a demand for additional amounts under this Section 3.04 shall deliver to the Borrower a certificate setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.04(a) or 3.04(b) and setting forth in reasonable detail the basis for calculating such amounts, which certificate shall be conclusive, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)	Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)

Reserves on Eurodollar Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative

Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)	any Continuation, Conversion, payment or prepayment of any Loan other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)	any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than an ABR Loan on the date or in the amount notified by the Borrower; or

(c)	any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a)

Designation of a Different Lending Office. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (y) in each case, would not subject such

Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)	Replacement of Lenders. The Borrower may replace any Lender to the extent contemplated by, and in accordance with, Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions to Loans. No Lender shall have any obligation to make its Loan under Section 2.01 until the following conditions precedent have been satisfied or waived in accordance with Section 10.01:

(a)	The Administrative Agent shall have received all of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and in form and substance reasonably satisfactory to the Administrative Agent:

(i)	counterparts of this Agreement executed by the Borrower and each Lender;

(ii)	the Collateral Agency Agreement executed by the parties thereto;

(iii)	the Pledge and Security Agreement executed by the parties thereto;

(iv)	each of the ETP Retail Holdings Guaranty and the Subsidiary Guaranty, each executed by the parties thereto;

(v)	a Note executed by the Borrower in favor of each Lender requesting a Note reasonably in advance of the Closing Date;

(vi)	such certificate of resolutions or other action, incumbency certificate and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower or such Guarantor is a party;

(vii)	such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and each Guarantor are duly organized or formed, and that the Borrower and each Guarantor are validly existing, in good standing and qualified to engage in business in its jurisdiction of formation;

(viii)	a customary opinion of Latham & Watkins LLP, counsel to the Borrower and the Guarantors, in form and substance reasonably satisfactory to Administrative Agent, addressed to the Administrative Agent and each Lender;

(ix)	a certificate of a Responsible Officer of the Borrower and each Guarantor either (A) certifying that all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the Guarantors and the validity against the Borrower and the Guarantors of the Loan Documents to which they are a party, and such consents, licenses and approvals are in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x)	a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(c) have been satisfied, and (B) that there does not exist any pending or threatened litigation, proceeding under any Debtor Relief Law, or other proceeding in respect of the Borrowing or the Loan Parties that could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi)	the Initial Financial Statements;

(xii)	the Pro Forma Financial Statements; and

(xiii)	the Solvency Certificate executed by the Chief Executive Officer of the Borrower.

(b)	The Drop Down shall, substantially concurrently with the funding of the Loans, be consummated in accordance with the terms of the Contribution Agreement, without giving effect to any modification, consent or waiver thereto that is material and adverse to the interests of the Arrangers or Lenders without the prior written consent of a majority of the Arrangers (not to be unreasonably withheld or delayed).

(c)	The Borrower shall have received net proceeds of approximately $750,000,000 from the PIPE Offering prior to the funding of the Loans.

(d)	The Borrower shall have obtained an amendment to the Revolving Credit Agreement amending the provisions of the Revolving Credit Agreement to the extent necessary to permit the Transactions.

(e)	Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least two (2) days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(f)	The Specified Representations shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects).

(g)	The Lenders shall have received at least five (5) days prior to the Closing Date, to the extent requested at least seven (7) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(h)	Customary Uniform Commercial Code lien searches with respect to the Borrower and its Subsidiaries shall have been received, Uniform Commercial Code filings in connection with the liens and security interests granted by the Collateral Documents shall have been duly made (or arrangements for such filings and recordations to be made by the Collateral Agent or its counsel shall have been made), and all filing and recording fees and taxes in connection therewith shall have been duly paid (or arrangements for such filing and recording fees and taxes to be made by the Collateral Agent or its counsel shall have been made). It is understood that, to the extent any lien search or security interest in any Collateral (other than (i) customary Uniform Commercial Code lien searches with respect to the Borrower and its Subsidiaries in their applicable jurisdictions of organization and (ii) a lien on such Collateral that may be perfected solely (A) by the filing of a financing statement under the Uniform Commercial Code or (B) by the delivery of stock (or other equity) certificates (solely to the extent required by the Loan Documents)) is not or cannot be provided and/or perfected on the Closing Date after the use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of security interests in such Collateral or, as the case may be, of such lien searches shall not constitute a condition precedent to the availability of the Loan on the Closing Date, but shall be required to be delivered, provided, and/or perfected within 90 days after the Closing Date (subject to extensions by the Administrative Agent, not to be unreasonably withheld, conditioned or delayed).

(i)	The Collateral Agent shall have received insurance certificates, satisfying the requirements of Section 6.07, naming the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, together with endorsements to such insurance policies as may be reasonably requested by the Collateral Agent, provided that to the extent such certificates are not or cannot be provided on or prior to the Closing Date after the use of commercially reasonable efforts to do so without undue burden or expense, the delivery of such certificates shall not constitute a condition precedent to the availability of the Loan on the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce each Lender to enter into this Agreement and to make its Loan on the Closing Date, the Borrower represents and warrants (but solely, on the Closing Date, to the extent required to be true and correct as a condition to Borrowing pursuant to Section 4.01) to each Lender that:

5.01 No Default. No event has occurred and is continuing which constitutes a Default.

5.02 Organization and Good Standing. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each of the Borrower and its Subsidiaries is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.03 Authorization. Each of the Borrower and its Subsidiaries has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

5.04 No Conflicts or Consents. The execution and delivery by the Borrower and each Subsidiary of the Loan Documents to which it is a party, the performance the Borrower and each Subsidiary of its respective obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law, (2) the organizational documents of the Borrower, any Subsidiary or the General Partner, or (3) any material Contractual Obligation, judgment, license, order or permit applicable to or binding upon the Borrower, any Subsidiary or the General Partner, (ii) result in the acceleration of any Indebtedness owed by the Borrower, any of its Subsidiaries, any of its Unrestricted Subsidiaries or the General Partner, or (iii) other than as provided in the Collateral Documents, result in or require the creation of any Lien upon any assets or properties of the Borrower, any of its Subsidiaries or the General Partner, except, in each case, with respect to the preceding clauses (i) through (iii), as could not reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated in the Loan Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document or to consummate any transactions contemplated by the Loan Documents. Neither the Borrower nor any Subsidiary is in breach of or in default under any instrument, license or other agreement applicable to or binding upon such entity, which breach or default has had, or could reasonably be expected to have a Material Adverse Effect.

5.05 Enforceable Obligations. This Agreement is, and the other Loan Documents to which any Loan Party is a party when duly executed and delivered will be, legal, valid and binding obligations of such Loan Party enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

5.06 Initial Financial Statements; No Material Adverse Effect.

(a)	The Borrower has heretofore delivered to the Lenders true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements were prepared in accordance with GAAP, subject, in the case of unaudited financial statements, to changes resulting from normal year-end adjustments and absence of footnotes. The Initial Financial Statements fairly present in all material respects the Borrower’s Consolidated financial position at the date thereof, the Consolidated results of the Borrower’s operations for the periods thereof and the Borrower’s Consolidated cash flows for the period thereof.

(b)	The Borrower has heretofore delivered to the Lenders true, correct and complete copies of the Pro Forma Financial Statements. The Pro Forma Financial Statements were prepared in good faith based on assumptions believed to be reasonable at the time. The Pro Forma Financial Statements fairly present in all material respects the Borrower’s Consolidated financial position at the date thereof, the Consolidated results of the Borrower’s operations for the periods thereof and the Borrower’s Consolidated cash flows for the period thereof, in each case after giving effect to the Transactions as if the Transactions had occurred as of such date or at the beginning of such period, as applicable.

(c)	Since December 31, 2014, no event or circumstance has occurred that has had a Material Adverse Effect.

5.07 Taxes. Each of the Borrower and its Subsidiaries has (or has caused to be) timely filed all Tax returns and reports required to have been filed and has paid all Taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except to the extent that any of the foregoing (i) is not yet due, is being in good faith contested as permitted by Section 6.06 or (ii) could not reasonably be expected to have a Material Adverse Effect.

5.08 Full Disclosure. No written certificate, statement or other information (other than projections and other forward looking information and information of a general economic or industry-specific nature), taken as a whole, delivered herewith or heretofore by any Loan Party to any Lender in connection with the negotiation of the Loan Documents or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading as of the date made or deemed made.

5.09 Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule and except for matters that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no actions, judgments, injunctions, orders, suits or legal, equitable, arbitrative or administrative proceedings pending or, to the knowledge of the Borrower, threatened, by or before any Tribunal against the Borrower or any of its Subsidiaries or against any property of the Borrower or any of its Subsidiaries.

5.10 ERISA. All currently existing ERISA Plans are listed in the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. Except as disclosed in the Disclosure Schedule, no ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule: (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $5,000,000.

5.11 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.12 Environmental Compliance.The Borrower and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof have reasonably concluded that, except as specifically disclosed in the Disclosure Schedule, they: (a) to the best of their knowledge, are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect; (b) to the best of their knowledge, are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws or that may lead to claim for cleanup costs, remedial work, reclamation, conservation, damage to natural resources or personal injury or to the issuance of a stop-work order, suspension order, control order, prevention order or clean-up order, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect; (c) to the best of their knowledge, are not subject to any federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (d) have no actual knowledge that any of their predecessors in title to any of their property and assets are the subject of any currently pending federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (e) have not filed any notice under any applicable Environmental Laws indicating past or present treatment, storage or disposal of, or reporting a release or Hazardous Materials into the environment where the circumstances surrounding such notice would reasonably be expected to have a Material Adverse Effect; and (f) possess, and are in compliance with, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, such authorizations would not reasonably be expected to have a Material Adverse Effect.

5.13 Margin Regulations; Investment Company Act.

(a)	No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)	No Loan Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.14 OFAC; Sanctions; Anti-Corruption Laws.

(a)

To the extent applicable, the Borrower and the Subsidiaries are in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) Anti-Corruption Laws. None of the Borrower or any Subsidiary, or to the knowledge of any such Person, any director, officer, employee, agent, or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions.

(b)	No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute or provide for, or has otherwise been made available to, (i) fund any activity or business in a Designated Jurisdiction, that, at the time of the Closing Date, is the subject of Sanctions or (ii) fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction, that, at the time of the Closing Date, is the subject of Sanctions or (iii) in any other manner that will result in a violation by the Borrower or any of its Subsidiaries of Sanctions or Anti-Corruption Laws.

5.15 Solvency. The certifications set forth in the Solvency Certificate are true and correct.

5.16 Collateral Documents. The security interests granted pursuant to the Collateral Documents constitute legal and valid security interests in favor of the Collateral Agent, for the benefit of the Secured Parties, securing the payment and performance of the Obligations and upon completion of the filings and other actions specified therein and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, prior to all other Liens on the Collateral except for Permitted Liens.

ARTICLE VI

AFFIRMATIVE COVENANTS

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, the Borrower covenants and agrees that from the Closing Date until the full and final payment of the Obligations (other than contingent obligations not yet due and payable):

6.01 Books, Financial Statements and Reports. The Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting and proper books of record and account in accordance with GAAP and will furnish the following statements and reports to the Administrative Agent, for distribution to each Lender, at the Borrower’s expense:

(a)

As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion relating to such financial statements, based on an audit using generally accepted auditing standards, by independent certified public accountants selected by the General Partner and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Annual Report on Form 10-K of the Borrower for such Fiscal Year prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (a). Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b)	As soon as available, and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year the Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and the Borrower’s Consolidated statements of income, partners’ capital and cash flows for such Fiscal Quarter (except in the case of the statement of cash flows) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the Borrower for such Fiscal Quarter prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (b) for any of the first three Fiscal Quarters of a Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the same period of the preceding Fiscal Year. In addition the Borrower will, together with each such set of financial statements under this subsection (b) and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate, signed on behalf of the Borrower by the chief executive officer, chief financial officer, principal accounting officer or treasurer of the General Partner, setting forth that such financial statements are accurate and complete in all material respects (subject, in the case of Fiscal Quarter-end statements, to normal year-end adjustments and the absence of footnotes), stating that such officer has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.12, and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c)	Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Borrower or any of its Subsidiaries with the Commission and of all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments; provided that the Borrower shall be deemed to have furnished the information specified in this clause (c) on the date that such information is posted at the Borrower’s website on the Internet or at such other website as notified to the Lenders.

(d)	Prompt written notice of any change (but in no event later than ten (10) Business Days after such change, unless otherwise agreed by the Administrative Agent) in any Loan Party’s (i) name, (ii) identity or organizational form or jurisdiction of incorporation, or (iii) Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless, promptly therewith (but in no event later than ten (10) Business Days after such change, unless otherwise agreed by the Administrative Agent), it shall have provided the Administrative Agent with all filings under the UCC or otherwise that are required in order for the Administrative Agent to continue to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(e)	Prior to the first achievement by the Borrower of an Investment Grade Rating, at the time of delivery of financial statements pursuant to Section 6.01(a) or (b), if Collateral consists of any property other than (1) the property that was Collateral on the Closing Date and (2) property that constitutes Collateral as a result of an after-acquired provision in any Collateral Document, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower (i) either confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each applicable governmental, municipal or other appropriate office in each applicable jurisdiction to the extent necessary to protect and perfect the security interests under the Collateral Documents.

6.02 Other Information and Inspections. The Borrower will furnish to the Administrative Agent any information which the Administrative Agent, at the request of any Lender, may from time to time reasonably request concerning any representation, warranty, covenant, provision or condition of the Loan Documents or any matter in connection with businesses and operations of the Borrower or any of its subsidiaries. The Borrower will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours (which right to visit and inspect shall be limited to once during any Fiscal Year unless a Default has occurred and is continuing) any of the Loan Parties’ property, including books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and the Loan Parties shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with their officers, employees and, upon prior notice to the Borrower, its representatives.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees to use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notice of Material Events. The Borrower will notify the Administrative Agent, for distribution to each Lender, promptly, and not later than five (5) Business Days in the case of subsection (b) below and not later than ten (10) Business Days in the case of any other subsection below, after any Responsible Officer or general counsel of the Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:

(a)	the occurrence of any event or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect,

(b)	the occurrence of any Default,

(c)	the acceleration of the maturity of any Indebtedness owed by the Borrower or any of its Subsidiaries or of any default by the Borrower or any of its Subsidiaries under any Contractual Obligation of the Borrower or such Subsidiary, if such acceleration or default has had or could reasonably be expected to have a Material Adverse Effect,

(d)	the occurrence of any Termination Event,

(e)	the filing of any suit or proceeding, or the assertion in writing of a claim against the Borrower or any Material Subsidiary or with respect to the Borrower’s or any Material Subsidiary’s properties which could reasonably be expected to result in liability to Borrower or such Material Subsidiary in excess of $50,000,000;

(f)	the occurrence of any event of default by the Borrower or any of its Subsidiaries in the payment or performance of (i) any material obligations such Person is required to pay or perform under the terms of any indenture, mortgage, deed of trust, security agreement, lease, and franchise, or other agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, or (ii) any Indebtedness, to the extent, in the case of clauses (i) and (ii), such event of default could reasonably be expected to have a Material Adverse Effect; and

(g)	any announcement of any change in a Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to herein and stating what action the Borrower, Subsidiary or Material Subsidiary, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(b) shall describe with particularity any all provisions of this Agreement and if, applicable, other Loan Documents, that have been breached.

6.04 Maintenance of Properties. Except where it will not have a Material Adverse Effect, the Borrower and each Subsidiary will (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.05 Maintenance of Existence and Qualifications. The Borrower and each Subsidiary will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to maintain, preserve or qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect or such failure is otherwise not prohibited by Section 7.03.

6.06 Payment of Obligations. The Borrower and each Subsidiary will pay, before the same shall become delinquent or in default, its obligations, including Tax liabilities, except where (a) the validity or amount thereof is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.

6.07 Insurance. The Loan Parties will maintain or cause to be maintained with financially sound and reputable insurers which are not affiliates of the Loan Parties, insurance with respect to their properties and business and the properties and businesses of the Subsidiaries against loss or damage of the kinds customarily insured against by companies of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other business. Such insurance (a) shall, prior to the first achievement by the Borrower of an Investment Grade Rating, name the Collateral Agent as additional insured and loss payee, as applicable and (b) may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section the Borrower or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through any insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.

6.08 Compliance with Law. The Borrower and each Subsidiary will comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09 Subsidiaries and Unrestricted Subsidiaries.

(a)

The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary, provided that the Borrower may not make such designation unless at the time of such action and after giving effect thereto, (i) none of such Unrestricted Subsidiaries have outstanding Indebtedness, other than Indebtedness permitted under Section 7.01, or Liens on any of their property, other than Permitted Liens (in each case taking into account the other Indebtedness and Liens of the Borrower and its Subsidiaries), (ii) no

Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iv) prior to the first achievement by the Borrower of an Investment Grade Rating, after giving effect to such designation, on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower would be in compliance with Section 7.12 and (v) the Borrower has provided to the Administrative Agent a certificate of a Responsible Officer of the Borrower in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions has been satisfied.

(b)	The Borrower may designate any Subsidiary of the Borrower to be an Unrestricted Subsidiary, provided that all Investments in such Subsidiary at the time of such designation shall be treated as Investments made on the date of such designation, and provided further that the Borrower may not make such designation unless at the time of such action and immediately after giving effect thereto (i) no Default or Event of Default shall exist, (ii) all representations and warranties herein will be true and correct in all material respects (or in all respect, to the extent any such representation or warranty is qualified by materiality) if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iii) the Investment represented by such designation is permitted under Section 7.05 and (iv) the Borrower has provided to the Administrative Agent a certificate of a Responsible Officer of the Borrower in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied.

(c)	Neither the Borrower nor any Subsidiary shall guarantee or otherwise become liable in respect of any Indebtedness of, grant any Lien on any of its property (other than Equity Interests of an Unrestricted Subsidiary owned by the Borrower or such Subsidiary) to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, other than Guarantees for the benefit of Unrestricted Subsidiaries not to exceed $25,000,000 at any one time outstanding.

(d)

With respect to any Material Subsidiary that is a Wholly Owned Subsidiary and a Domestic Subsidiary created or acquired after the Closing Date by the Borrower, the Borrower shall promptly and in no event later than ten (10) Business Days thereafter (or such longer period as may be acceptable to the Administrative Agent in its sole discretion) (i) cause such Subsidiary to become a party to (A) the Subsidiary Guaranty and (B) prior to the first achievement by the Borrower of an Investment Grade Rating, the Pledge and Security Agreement, (ii) provide written evidence reasonably satisfactory to the Administrative Agent that such Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty, Pledge and Security Agreement and any other documents which it is required to execute, (iii) prior to the first achievement by the Borrower of an Investment Grade Rating, pledge the Equity Interests in such Subsidiary as Collateral pursuant to the Pledge and Security Agreement and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

6.10 Guaranty and Collateral.

(a)	The Borrower may from time to time cause certain Affiliates to execute and deliver guarantees of collection with respect to the Obligations which shall be substantially in the form of Exhibit D and limited in an amount determined by the Borrower.

(b)	Prior to the first achievement by the Borrower of an Investment Grade Rating, upon the formation or acquisition of any Material Subsidiary that is classified as a CFC and directly owned by a Loan Party, the Borrower shall, at Borrower’s sole expense within ten (10) Business Days after such formation or acquisition (or such longer period as may be agreed by the Collateral Agent in its sole discretion), cause such new Subsidiary, and cause each Loan Party that is a direct parent of such new Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent pledge agreements in form and substance reasonably satisfactory to the Administrative Agent that represent a pledge of 66% of the total voting power of the total outstanding Equity Interests of such new Subsidiary; provided, however, that no actions in any non-U.S. jurisdiction shall be required in order to create or to perfect any Liens in such Equity Interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

6.11 Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause each Subsidiary to, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Borrower shall, and shall cause each Subsidiary to, take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Subsidiary Guarantors (to the extent required by this Agreement) and, prior to the Collateral Release Date, secured by the Collateral.

6.12 Common Collateral. Notwithstanding the foregoing, (a) if any assets are granted to secure the Revolving Obligations that do not secure the Obligations, the Borrower shall promptly grant, or cause to be granted, to the Collateral Agent for the benefit of the Secured Parties a pari passu first priority Lien on such assets as security for the Obligations and (b) if any Person Guarantees the Revolving Obligations that does not Guarantee the Obligations, the Borrower shall promptly cause such Person to Guarantee the Obligations on the same terms.

ARTICLE VII

NEGATIVE COVENANTS

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and make the Loans, the Borrower covenants and agrees that from the Closing Date until the full and final payment of the Obligations (other than contingent obligations not yet due and payable):

7.01 Indebtedness.

(a)	Prior to the first achievement by the Borrower of an Investment Grade Rating, neither the Borrower nor any Subsidiary will in any manner owe or be liable for Indebtedness except:

(i)	the Obligations and one or more series of Indebtedness comprising Term Loan Refinancing Indebtedness;

(ii)	(A) Indebtedness of the Borrower and the Subsidiaries owing to the Borrower or any other Subsidiaries outstanding as of the Closing Date, (B) additional Indebtedness by the Borrower and its Subsidiaries owing to Loan Parties; and (C) additional Indebtedness by Subsidiaries of the Borrower that are not Loan Parties owing to other Subsidiaries that are not Loan Parties; provided that if any such Indebtedness is owed to a Loan Party, such Indebtedness shall be pledged under the Pledge and Security Agreement and be subordinated pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to the Administrative Agent;

(iii)	Guarantees incurred in the ordinary course of business by the Borrower or any Subsidiary Guarantor of obligations of the Borrower and any Subsidiary;

(iv)	Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(v)	Indebtedness in respect of future payment for non-competition covenants, indemnifications, adjustments of purchase price or similar payments under agreements governing an acquisition, merger, consolidation or disposition by the Borrower or any Subsidiary;

(vi)	Indebtedness of any Person that becomes a Subsidiary after the date hereof, incurred prior to the time such Person becomes a Subsidiary, that is not created in contemplation of or in connection with such Person becoming a Subsidiary and that is not assumed or Guaranteed by any other Subsidiary (other than another Person becoming a Subsidiary at the same time as such acquisition); Indebtedness secured by a Lien on property acquired by a Subsidiary, incurred prior to the acquisition thereof by such Subsidiary, that is not created in contemplation of or in connection with such acquisition and that is not assumed or Guaranteed by any other Subsidiary (other than another Person becoming a Subsidiary at the same time as such acquisition); and any Permitted Refinancing Debt in respect thereof;

(vii)	Indebtedness existing on the Closing Date which is described in the Disclosure Schedule and any Permitted Refinancing Debt in respect thereof;

(viii)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(ix)	Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, so long as such Indebtedness shall not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the underlying policy;

(x)	Indebtedness in respect of Capital Lease Obligations, purchase money obligations and Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets and any Permitted Refinancing Debt in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 7.5% of Consolidated Net Tangible Assets;

(xi)

Indebtedness issued by the Borrower or any Finance Co, unsecured Guarantees thereof by the Borrower and the Subsidiary Guarantors and any Permitted Refinancing Debt in respect thereof; provided that (A) immediately prior to and after giving effect to the issuance of such Indebtedness, the Borrower is in pro-forma compliance with Section 7.12, (B) such Indebtedness’ scheduled maturity is no earlier than the latest Maturity Date, (C) such Indebtedness does not require any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity (other than Indebtedness convertible into Equity Interests of the Borrower) and (D) immediately prior to and after giving effect to the issuance of such Indebtedness, no Event of Default shall have occurred and be continuing;

(xii)	limited recourse Indebtedness of the Borrower or any Subsidiary (A) constituting Indebtedness of the Borrower or such Subsidiary solely under clause (i) of the definition of “Indebtedness” and solely because of a Lien on a Joint Venture Interest owned by the Borrower or such Subsidiary to secure Indebtedness of such Person and its Subsidiaries and (B) whose holder’s sole recourse to Borrower or any Subsidiary is through such Lien on such Joint Venture Interests;

(xiii)	unsecured Indebtedness owed to Energy Transfer Partners, L.P., Energy Transfer Equity, L.P., Susser Holdings Corporation or any of its Subsidiaries; provided that such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(xiv)	other Indebtedness in an aggregate principal amount not to exceed 10% of Consolidated Net Tangible Assets at any time outstanding; and

(xv)	the Revolving Credit Agreement including any increases thereto and any Permitted Refinancing Debt in respect of any of the foregoing.

(b)	After the first achievement by the Borrower of an Investment Grade Rating, no Subsidiary will in any manner owe or be liable for Indebtedness except:

(i)	the Obligations and one or more series of Indebtedness comprising Term Loan Refinancing Indebtedness;

(ii)	Indebtedness of any Subsidiary owing to the Borrower or another Subsidiary;

(iii)	Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(iv)	Indebtedness in respect of future payment for non-competition covenants, indemnifications, adjustments of purchase price or similar payments under agreements governing an acquisition, merger, consolidation or disposition by the Borrower or any Subsidiary;

(v)	Indebtedness of any Person that becomes a Subsidiary after the date hereof, incurred prior to the time such Person becomes a Subsidiary, that is not created in contemplation of or in connection with such Person becoming a Subsidiary and that is not assumed or Guaranteed by any other Subsidiary; and Indebtedness secured by a Lien on property acquired by a Subsidiary, incurred prior to the acquisition thereof by such Subsidiary, that is not created in contemplation of or in connection with such acquisition and that is not assumed or Guaranteed by any other Subsidiary and any Permitted Refinancing Debt in respect thereof;

(vi)	Indebtedness existing on the Closing Date which is described in the Disclosure Schedule and any Permitted Refinancing Debt in respect thereof;

(vii)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(viii)	Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, so long as such Indebtedness shall not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the underlying policy;

(ix)	Indebtedness of any Subsidiary (A) constituting Indebtedness of such Subsidiary solely under clause (i) of the definition of “Indebtedness” and solely because of a Lien on a Joint Venture Interest owned by such Subsidiary to secure Indebtedness of such Person and its Subsidiaries and (B) whose holder’s sole recourse to any Subsidiary is through such Lien on such Joint Venture Interests;

(x)	Indebtedness in respect of Capital Lease Obligations, purchase money obligations and Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets and any Permitted Refinancing Debt in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 5.0% of Consolidated Net Tangible Assets;

(xi)

Indebtedness issued by any Finance Co and unsecured Guarantees by the Subsidiary Guarantors of such Indebtedness or of any Indebtedness issued by the Borrower and any Permitted Refinancing Debt in respect thereof; provided that (A) immediately prior to and after giving effect to the issuance of such Indebtedness, the Borrower is in pro-forma compliance with Section 7.12, (B) such Indebtedness’ scheduled maturity is no earlier than the Maturity Date, (C) such Indebtedness does not require any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity (other than Indebtedness convertible into Equity Interests of the Borrower) and (D) immediately prior to and after giving effect to the issuance of such Indebtedness, no Event of Default shall have occurred and be continuing;

(xii)	Permitted Priority Debt; and

(xiii)	the Revolving Credit Agreement including any increases thereto and any Permitted Refinancing Debt in respect of any of the foregoing.

7.02 Limitation on Liens. Neither the Borrower nor any Subsidiary will create, assume or permit to exist any Lien upon or with respect to any of its properties or assets now owned or hereafter acquired, except the following Liens (to the extent permitted by this Section, herein called “Permitted Liens”):

(a)	Liens existing on the date of this Agreement and listed in the Disclosure Schedule and any renewals or extensions thereof, provided that (i) the scope of property covered thereby is not increased, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.01(a)(vii) or 7.01(b)(vi), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(a)(vii) or 7.01(b)(vi);

(b)	Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet delinquent or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of the Borrower or any Subsidiary in accordance with GAAP;

(c)	pledges or deposits of cash or securities under worker’s compensation, unemployment insurance or other social security legislation;

(d)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of the Borrower or any Subsidiary in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of the Borrower or any Subsidiary in accordance with GAAP;

(e)	deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(g)	rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(h)	rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of the Borrower or any Subsidiary or the use thereof or the rights and interests of the Borrower or any Subsidiary therein, in any manner under any and all Laws;

(i)	rights reserved to the grantors of any properties of the Borrower or any Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;

(j)	inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 8.01;

(k)	statutory Liens in respect of payables;

(l)	Liens securing Indebtedness permitted by Section 7.01(a)(vi) or 7.01(b)(v) or other obligations of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Indebtedness refinancing such obligations (but no increase to the principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing);

(m)	after the date the Borrower first achieves an Investment Grade Rating, Liens on cash margin collateral or securities securing Hedging Contracts;

(n)	Liens in respect of operating leases covering only the property subject thereto;

(o)	Liens on Equity Interests of Unrestricted Subsidiaries or Joint Venture Interests securing Indebtedness of such Unrestricted Subsidiary or joint venture;

(p)	Liens securing Obligations;

(q)	Liens securing Capital Lease Obligations permitted by Section 7.01(a)(x) or Section 7.01(b)(x); provided that such Lien shall not apply to any other property of the Borrower or any Subsidiary;

(r)	prior to the date the Borrower first achieves an Investment Grade Rating, Liens securing other Indebtedness in an aggregate amount not to exceed 10% of Consolidated Net Tangible Assets at any time outstanding;

(s)	after the date the Borrower first achieves an Investment Grade Rating, Liens in respect of Permitted Priority Debt; and

(t)	Liens securing Indebtedness permitted by Section 7.01(a)(xv) or Section 7.01(b)(xiii).

7.03 Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all (or substantially all) of its assets in each case, whether now owned or hereafter acquired; provided that if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Person may merge or consolidate with or into the Borrower in a transaction in which the surviving Person is (A) the Borrower or (B) another solvent Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia; provided that in the case of this clause (B) (i) such Person expressly assumes every obligation and covenant of the Borrower under this Agreement and the Loan Documents, pursuant to an assumption agreement reasonably acceptable to the Administrative Agent; and (ii) the Borrower shall deliver to the Administrative Agent (x) a certificate of a Responsible Officer stating that the such transaction complies with this Section and (y) all documentation and other information in respect of the surviving Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulation, including the PATRIOT Act that has been requested (provided that the Borrower and such surviving Person shall have been given at least two (2) Business Days to comply with any such request). Upon any consolidation by the Borrower with, or merger into, any Person described in clause (B) above and satisfaction of the conditions specified in this Section, such Person will succeed to, and be substituted for, the Borrower.

7.04 Distributions. During the existence of a Default under Section 8.01(a), (b) or (i) or of any Event of Default, the Borrower will not declare, pay or make any Distribution (in cash, property or obligations) on any interests (now or hereafter outstanding) in the Borrower or apply any of its funds, property or assets to the purchase of any partnership interests in the Borrower.

7.05 Investments.

(a)	Prior to the first achievement by the Borrower of an Investment Grade Rating, neither the Borrower nor any of its Subsidiaries will make an Investment in any Person if (i) such Investment violates the Borrower’s or such Subsidiary’s partnership or other governing agreement, (ii) after giving effect to such Investment, the Borrower or such Subsidiary would not be in compliance with Section 7.06 or (iii) after giving effect to such Investment, on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower would not be in compliance with Section 7.12.

(b)	After the first achievement by the Borrower of an Investment Grade Rating, neither the Borrower nor any of its Subsidiaries will purchase or otherwise acquire the capital stock or other equity of any other Person if (i) such purchase or other acquisition violates the Borrower’s or such Subsidiary’s partnership or other governing agreement, or (ii) after giving effect to such purchase or other acquisition, the Borrower or such Subsidiary would not be in compliance with Section 7.06.

7.06 Change in Nature of Businesses. Neither the Borrower nor any Subsidiary will engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or, if substantially different therefrom, not permitted by the Borrower’s or such Subsidiary’s partnership or other governing agreement.

7.07 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will directly or indirectly engage in any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any of its Affiliates except: (a) transactions among the General Partner, the Borrower and its Subsidiaries or among the Subsidiaries, subject to the other provisions of this Agreement, (b) transactions on terms which are no less favorable to the Borrower or such Subsidiary than those which would have been obtainable at the time in arm’s-length transactions with Persons that are not Affiliates, (c) investments or Guarantees in favor of Unrestricted Subsidiaries or joint ventures, in each case, not prohibited under this Agreement, (d) the transactions described in the Disclosure Schedule, and (e) any other transaction approved by the Conflicts Committee of the General Partner or with respect to which the Borrower has obtained a “fairness” opinion from an independent accounting, appraisal or investment banking firm of national standing.

7.08 Burdensome Agreements. Neither the Borrower nor any Subsidiary will enter into any material Contractual Obligation restricting the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower or a Material Subsidiary by way of Distributions, loans, advances, repayments of loans or advances, reimbursements of management and other intercompany changes, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly, to the Borrower or a Material Subsidiary, other than (a) agreements permitted by Section 7.01(a)(v) or 7.01(b)(iv), (b) restrictions imposed by law or this Agreement, (c) customary restrictions and conditions contained in agreements relating to the purchase, sale or exchange of Equity Interests or assets pending such purchase or sale or similar agreements, (d) restrictions contained in, or existing by reason of, any agreement or instrument relating to any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof and (e) restrictions contained in the governing documents of non-Wholly Owned Subsidiaries.

7.09 Hedging Contracts. The Borrower shall not, and shall not permit any Subsidiary to, be a party to or in any manner be liable on any Hedging Contract for speculative purposes.

7.10 Limitation on Asset Sales. Prior to the first achievement by the Borrower of an Investment Grade Rating, the Borrower shall not, and shall not permit any Subsidiary to, engage in any Disposition of any asset or Equity Interest except:

(a)	Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)	ordinary-course-of-business Dispositions of (i) inventory; (ii) Cash and Cash Equivalents; (iii) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction); and (iv) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries and do not materially detract from the value or the use of the property which they affect;

(c)	Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)	Dispositions of property by any Subsidiary to the Borrower or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must also be a Loan Party;

(e)	Dispositions permitted by Section 7.03;

(f)	Dispositions of property (i) resulting from the condemnation thereof or (ii) that has suffered a casualty (constituting a total loss or constructive total loss of such property), in each case upon or after receipt of the condemnation proceeds or insurance proceeds of such condemnation or casualty, as applicable;

(g)	Dispositions of real property or non-operating assets;

(h)	Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or any of the Subsidiaries;

(i)	Dispositions of Joint Venture Interests;

(j)	other Dispositions of property or assets in connection with the formation or operation of joint ventures permitted by this Agreement; and

(k)	any other Dispositions provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to such Disposition and any concurrent repayment of Indebtedness, on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower would be in compliance with Section 7.12.

7.11 Limitation on Prepayments of Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, make any prepayment on Indebtedness that is expressly subordinated to the Obligations if: (i) a Default or Event of Default shall have occurred or be continuing or would result therefrom, or (ii) after giving effect to such prepayment, on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower would not be in compliance with Section 7.12.

7.12 Leverage Ratio. On each Quarterly Testing Date (other than on Quarterly Testing Dates during the Post Dropdown Period (as defined below)), the Leverage Ratio will not exceed (A) 5.50 to 1.00 at any time other than during a Specified Acquisition Period and (B) 6.00 to 1.00 during a Specified Acquisition Period. On each Quarterly Testing Date occurring during the period beginning upon the Dropdown Effective Date through the fourth Quarterly Testing Date following the Dropdown Effective Date (the “Post Dropdown Period”), the Leverage Ratio will not exceed 6.25 to 1.00 at any time. For the avoidance of doubt, the elevated maximum Leverage Ratio described in the immediately preceding sentence shall apply with respect to determining pro forma compliance (if applicable) with the Leverage Ratio under the Loan Documents during the Post Dropdown Period.

7.13 Sanctions. Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to knowingly fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

7.14 Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries shall fail to conduct their business in compliance with applicable anti-corruption laws in all material respects.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Each of the following events constitutes an Event of Default under this Agreement (each an “Event of Default”):

(a)	Any Loan Party fails to pay the principal component of any Loan when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b)	Any Loan Party fails to pay any Obligation (other than the Obligations in subsection (a) above), whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five Business Days after the same becomes due;

(c)	The Borrower fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.03 or Article VII;

(d)	Any Loan Party fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Administrative Agent to the Borrower;

(e)	Any representation or warranty previously, presently or hereafter made in writing by any Loan Party in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(f)	(i) Any Loan Document, including any Guaranty, at any time ceases to be valid, binding and enforceable as warranted in Section 5.05 for any reason other than as expressly permitted hereunder or thereunder (including because of its release by the Lenders or the Administrative Agent (as permitted under Section 9.10)) or the satisfaction in full of all Obligations, (ii) any Loan Document shall be declared null and void, (iii) the Borrower or any Subsidiary shall repudiate in writing its obligations under any Loan Document to which it is party, (iv) the Borrower or any Subsidiary shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is party, or (v) any Collateral Document or Guaranty ceases to be in full force and effect (other than as expressly permitted hereunder or thereunder by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof), or the Collateral Agent shall not have or shall cease to have, or any of the Borrower or any Subsidiary shall assert in writing that the Collateral Agent shall not have or shall cease to have, a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent to take any action within its control;

(g)	The Borrower or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) or Hedging Contract, beyond any grace period provided with respect thereto; provided that the aggregate outstanding principal amount of all such Indebtedness or payment obligation in respect of such Hedging Contract as to which such payment default shall occur and be continuing exceeds $50,000,000 or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, if such default or other event shall have resulted in the acceleration of the payment of any Indebtedness with an aggregate face amount that exceeds $50,000,000;

(h)	Either (i) any failure to satisfy the minimum funding standard (as defined in Section 412(a) of the Code) in excess of $50,000,000 with respect to any ERISA Plan, whether or not waived, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $10,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(i)	The Borrower or any Material Subsidiary:

(i)	has entered against it a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or

(ii)	(A) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or (B) is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii)	has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)	has entered against it a final judgment for the payment of money in excess of $50,000,000 (in each case not covered by insurance or third party indemnification obligations satisfactory to the Administrative Agent), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)	suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets, which assets have a value exceeding $50,000,000, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside; or

(j)	Any Change of Control occurs.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:

(a)	declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)	exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default described in subsections (i)(i), (i)(ii) or (i)(iii) of Section 8.01, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (including amounts received from the Collateral Agent under the Collateral Documents or any Guaranty) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders, including fees, charges and disbursements of counsel to the Lenders and amounts payable under Article III to the Lenders;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender irrevocably authorizes and directs the Administrative Agent to (a) upon the request of the Borrower in connection with any incurrence of Term Loan Refinancing Indebtedness, enter into one or more amendments to the Collateral Documents as may be agreed between the Borrower and the Administrative Agent to effectuate the Term Loan Refinancing Indebtedness, (b) upon the request of the Borrower in connection with the incurrence of Term Loan Refinancing Indebtedness, enter into intercreditor arrangements with the agent or lenders in respect of such Term Loan Refinancing Indebtedness to reflect the pari passu or junior nature of the Lien securing the Collateral in respect of such Term Loan Refinancing Indebtedness and (c) upon the request of the Borrower in connection with any incurrence of Indebtedness pursuant to Section 7.01(a)(xiv) or Section 7.01(b)(xii), enter into any amendments to the Collateral Documents to include such Indebtedness as a secured obligation thereunder or any intercreditor arrangements with the trustee, agent or lenders in respect of such Indebtedness to reflect the pari passu or junior nature of the Lien securing the Collateral in respect of such Indebtedness. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)	shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time after the Closing Date give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Material Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders), irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in clauses (a) through (g) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.10 Guaranty and Collateral Matters.

(a)

The Lenders hereby authorize U.S. Bank National Association to act as Collateral Agent under the Collateral Agency Agreement and the Pledge and Security Agreement and authorize the Administrative Agent to execute the Collateral Agency Agreement on their behalf. Collateral may be released from the Lien and security interest created by the Collateral Documents and Guarantors may be released from their obligations under the applicable Guaranty at any time or from time to time in accordance with the provisions of the Collateral Documents or as provided hereby. Upon the request of the Borrower, in connection with any transaction otherwise permitted hereunder, the Administrative Agent is authorized to instruct the Collateral Agent, and the Collateral Agent is authorized, to release Collateral that is Disposed of (or whose owner ceases to be the Borrower or a Guarantor) and Guarantors that cease to be required to be Guarantors under the Loan Documents and to execute any intercreditor arrangements or amendments to the Collateral Documents to reflect the pari passu or junior nature of any Liens associated with Indebtedness permitted to be incurred (and so secured) hereunder, in each case, pursuant to a transaction permitted by this Agreement. Upon receipt of such request, the Administrative Agent shall instruct the Collateral Agent (and the Lenders irrevocably authorize the Collateral Agent) to execute, deliver or acknowledge (a) any necessary or proper instruments of termination, satisfaction or release to release (i) any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be required to be a Guarantor under the Loan Documents as a result of a transaction permitted hereunder and (ii) any Liens on Collateral that is Disposed of (or whose owner ceases to be a Subsidiary) or (b) any necessary or proper amendments to the Collateral Documents, instruments, intercreditor agreements or other agreements (i) to include any additional Indebtedness as a secured obligation under the Collateral Documents, and (ii) to reflect the pari passu or junior nature of any Lien securing the Collateral in respect of any such Indebtedness, in each case, pursuant to a transaction permitted by this Agreement. Upon request by the Administrative Agent or the Collateral Agent at any time, the Majority Lenders will confirm in writing the Collateral Agent’s authority to release any Guarantor from its obligations under the applicable Guaranty or to release any Collateral from the Collateral Documents, in either case, pursuant to this Section 9.10.

(b)	If at any time following the Closing Date the Borrower first achieves an Investment Grade Rating, the Liens under the Collateral Documents securing the Obligations shall automatically be released (the date of such release, the “Collateral Release Date”), whereupon the Administrative Agent shall instruct the Collateral Agent to, and the Collateral Agent shall, use reasonable efforts to promptly file all such further releases, termination statements, documents, agreements, certificates and instruments and do such further acts as the Borrower may reasonably require to more effectively evidence or effectuate such release.

(c)	Each of the ETP Retail Holdings Guaranty and any guaranty delivered pursuant to Section 6.10(a) may be released upon written notice by the Borrower to the Administrative Agent, whereupon the Administrative Agent shall use reasonable efforts to promptly execute all such further agreements, certificates and instruments and do such further acts as the Borrower may reasonably require to more effectively evidence or effectuate such release.

The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and/or the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. (a) Except as otherwise expressly provided in this Agreement (including in the second proviso of this clause (a)), no amendment or waiver of any provision of this Agreement or any other Loan Document (other than with respect to the Fee Letters, which shall each be governed by its own terms), and no consent to any departure by the Borrower or any other Loan Party therefrom (other than with respect to the Fee Letters, which shall each be governed by its own terms), shall be effective unless in writing signed by the Majority Lenders and the Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)	extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.10) without the written consent of such Lender;

(ii)	postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, premium, if any, or other amounts due to the Lenders (or any of them) hereunder (including final maturity (other than in connection with an Extension pursuant to Section 2.11)) or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii)	reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary (A) to waive or reduce any prepayment required under Section 2.05, (B) to amend the definition of “Default Rate”, (C) to waive any obligation of the Borrower to pay interest at the Default Rate or (D) to waive or amend the financial covenant definitions or financial ratios or components thereof;

(iv)	change Section 2.09 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v)	change any provision of this Section 10.01 or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi)	change any provision of Section 10.06 in a manner that would impose any additional restriction on a Lender’s ability to assign any of its rights or obligations under this Agreement without the written consent of each affected Lender;

(vii)	other than in connection with a transaction permitted under this Agreement, release all or substantially all of the aggregate value of the Subsidiary Guaranty or, prior to the Collateral Release Date, release all or substantially all of the Collateral from the Collateral Documents, in each case without the written consent of each Lender;

and, provided further, that notwithstanding the foregoing, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (other than with respect to the Fee Letters, which shall each be governed by its own terms), (ii) Lenders accepting Extension Offers may enter into (or direct the Administrative Agent to enter into) Extension Amendments as contemplated by Section 2.11, and (iii) any amendment or waiver of any provision of Article V, Article VI, Article VII, Article VIII or any definitions related to any of the foregoing shall only require the written consent of the Combined Majority Lenders so long as the same amendments or waivers are made to the Revolving Credit Agreement.

10.02 Notices; Effectiveness; Electronic Communication.

(a)	Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 3; and

(ii)	if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next

Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)	Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(c)	Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)	Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(e)	Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a)	Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and the Arrangers and a single local counsel to Administrative Agent and the Arrangers in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger or any Lender (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent, any Arranger or any Lender and a single local counsel to all such Persons in each applicable jurisdiction), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Arranger or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)

Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Arranger and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of a single counsel for all such Indemnitees, a single local counsel for all such Indemnitees in each applicable jurisdiction and any additional counsel reasonably necessary as a result of an actual conflict of interest or a reasonable likelihood of a conflict of interest of any Indemnitee which, in the case of a conflict of interest, shall be limited to one firm of counsel for all Indemnitees similarly situated), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, (iv) any civil penalty or fine assessed by the U. S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including the reasonable and documented fees and disbursements of a single counsel for Administrative Agent and any Lender and a single local counsel for all such Persons in each applicable jurisdiction, except where separate counsel is reasonable as a result of conflicts between or among Indemnitees) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of any Loan or the acceptance of payments under the Loan Documents, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations to fund its Commitment hereunder on the Closing Date, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute among Indemnitees (excluding any claims against any Indemnitee in its representative capacity or fulfilling its role as an administrative agent, collateral agent, arranger or similar role under any Loan Document) other than as a result of any act or omission by the Borrower or its Affiliates. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)	Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party acting for the Administrative Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.08(e).

(d)

Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, but without limiting the indemnification in Section 10.04(b), neither the Borrower, the Administrative Agent or any Lender shall assert, and each of the foregoing hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or a breach in bad faith of this Agreement by, such Indemnitee.

(e)	Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)	Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations, and the termination of this Agreement.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a)

Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than as permitted by Section 7.03) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this

Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Loan at the time owing to it); provided that the amount of any such assignment shall be at least $1,000,000 (or (x) the principal outstanding balance of the Loans of the assigning Lender, if less or (y) such lesser amount as the Administrative Agent may agree to in its discretion); provided further that simultaneous assignments by or to two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met. Assignments shall be subject to the following additional conditions:

(i)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and

(ii)	the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, which the Administrative Agent may waive or reduce in its sole discretion, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Section 3.01(f).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)	No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (B) to a natural person.

(d)	Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)	Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.09 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)	Limitations upon Participant Rights. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01(a) unless such Participant agrees to comply with Section 3.01(f) as though it were a Lender (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender).

(g)	Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)	Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a)	to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives, including any numbering, administration or settlement service providers, (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b)	to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates or to any such regulatory authority in accordance with such Lender’s regulatory compliance policy,

(c)	to the extent required by applicable laws or regulations or by subpoena or similar legal process,

(d)	to any other party hereto,

(e)	in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f)	subject to an agreement containing provisions substantially the same as those of this Section, to

(i)	any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or

(ii)	any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,

(g)	with the consent of the Borrower,

(h)	to any credit insurance provider relating to the Borrower and its Obligations

(i)	to the extent such Information

(i)	becomes publicly available other than as a result of a breach of this Section or

(ii)	becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower

or

(j)	to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any Unrestricted Subsidiary relating to the Borrower or any Subsidiary or any Unrestricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary or any Unrestricted Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) if a Lender gives a notice of illegality pursuant to Section 3.02, (iv) any Lender requests reimbursement for amounts owing under Section 3.05 (in a disproportionate manner relative to other Lenders), (v) any Lender has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Majority Lenders or Combined Majority Lenders, as applicable, or (vi) any Lender is a Non-Extending Lender under Section 2.11, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)	the Borrower or the assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)	such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)	in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)	such assignment does not conflict with applicable Laws; and

(e)	in the case of a Non-Extending Lender, such replacement Lender agrees to extend the Maturity Date of the applicable Loans of the Non-Extending Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a)	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)	SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)

WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED

BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)	SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any of the Arrangers or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each such Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each such Guarantor in accordance with the PATRIOT Act. The Borrower will comply with reasonable requests of any Lender for such information.

10.18 Time of the Essence. Time is of the essence in connection with the Loan Documents.

10.19 No Recourse. The parties hereto hereby acknowledge and agree that neither the General Partner nor any director, officer, employee, limited partner or shareholder of the Borrower or the General Partner shall have any personal liability in respect of the obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents by reason of his, her or its status.

10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUNOCO LP

By:	SUNOCO GP LLC, its general partner

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President and Chief Executive Officer

[Signature Page to Senior Secured Term Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
Name:	Warren Van Heyst
Title:	Authorized Signatory

[Signature Page to Senior Secured Term Loan Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Adam H. Fey
Name:	Adam H. Fey
Title:	Director

[Signature Page to Senior Secured Term Loan Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Peter Kardos
Name:	Peter Kardos
Title:	Vice President

Compass Bank, as a Lender

By:	/s/ Mark H. Wolf
Name:	Mark H. Wolf
Title:	Senior Vice President

[Signature Page to Senior Secured Term Loan Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Sharada Manne
Name:	Sharada Manne
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

[Signature Page to Senior Secured Term Loan Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Chris Chapman
Name:	Chris Chapman
Title:	Director

By:	/s/ Shai Bandner
Name:	Shai Bandner
Title:	Vice President

[Signature Page to Senior Secured Term Loan Agreement]

DNB Capital LLC, as a Lender

By:	/s/ Robert Dupree
Name:	Robert Dupree
Title:	Senior Vice President

By:	/s/ Andrea Ozbolt
Name:	Andrea Ozbolt
Title:	First Vice President

[Signature Page to Senior Secured Term Loan Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[Signature Page to Senior Secured Term Loan Agreement]

JPMorgan Chase Bank, NA, as a Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

[Signature Page to Senior Secured Term Loan Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

[Signature Page to Senior Secured Term Loan Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ William Graham
Name:	William Graham
Title:	Authorized Signatory

[Signature Page to Senior Secured Term Loan Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ William Graham
Name:	William Graham
Title:	Managing Director

[Signature Page to Senior Secured Term Loan Agreement]

Natixis, New York Branch, as a Lender

By:	/s/ Stuart Murray
Name:	Stuart Murray
Title:	Managing Director

By:	/s/ Jarret Price
Name:	Jarret Price
Title:	Director

[Signature Page to Senior Secured Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tom Byargeon
Name:	Tom Byargeon
Title:	Managing Director

[Signature Page to Senior Secured Term Loan Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Mark Lumpkin, Jr.
Name:	Mark Lumpkin, Jr.
Title:	Authorized Signatory

[Signature Page to Senior Secured Term Loan Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Craig Welch
Name:	Craig Welch
Title:	Senior Vice President

[Signature Page to Senior Secured Term Loan Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Borden Tennant
Name:	Borden Tennant
Title:	Assistant Vice President

[Signature Page to Senior Secured Term Loan Agreement]

FIFTH THIRD BANK, as a Lender

By:	/s/ Brian Anderson
Name:	Brian Anderson
Title:	Vice President

[Signature Page to Senior Secured Term Loan Agreement]

Industrial Commercial Bank of China Ltd., New York Branch, as a Lender

By:	/s/ Vito Ferrara
Name:	Vito Ferrara
Title:	Deputy General Manager

[Signature Page to Senior Secured Term Loan Agreement]

Citizens Bank, N.A., as a Lender

By:	/s/ Donald A. Wright
Name:	Donald A. Wright
Title:	Senior Vice President

[Signature Page to Senior Secured Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patrick Jeffrey
Name:	Patrick Jeffrey
Title:	Vice President

[Signature Page to Senior Secured Term Loan Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

[Signature Page to Senior Secured Term Loan Agreement]

The Huntington National Bank, as a Lender

By:	/s/ Jason A. Zilewicz
Name:	Jason A. Zilewicz
Title:	Vice President

[Signature Page to Senior Secured Term Loan Agreement]

BANK OF HAWAII, as a Lender

By:	/s/ John McKenna
Name:	John McKenna
Title:	Senior Vice President

[Signature Page to Senior Secured Term Loan Agreement]